UNITED STATES OF AMERICA
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Vista Outdoor Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VISTA OUTDOOR INC.
262 North University Drive
Farmington, UT 84025

June 16, 2017
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of Vista Outdoor Inc., which will be held at 9:00 a.m. Mountain Daylight Time on Tuesday, August 1, 2017, at our corporate headquarters located at 262 North University Drive, Farmington, Utah.
The Notice of Annual Meeting and Proxy Statement that follow describe the business to be conducted at the meeting.
We have elected to take advantage of the "notice and access" rules of the Securities and Exchange Commission to furnish most of our stockholders with proxy materials over the Internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.
        Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.
        If you plan to attend the meeting, please let us know. See the Admission Policy on the next page for instructions on admission to the meeting.
We look forward to seeing you at the Annual Meeting.
Sincerely,

ADMISSION POLICY
Stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting of Stockholders on August 1, 2017. To be admitted to the meeting, you must request an admission ticket. You may request an admission ticket by calling (801) 447-3225, by emailing corporate.secretary@vistaoutdoor.com or by mailing a request to Vista Outdoor Inc.'s Corporate Secretary at 262 North University Drive, Farmington, Utah 84025, Attn: Annual Meeting Ticket Request. Seating is limited. You may pick up your ticket at the registration table prior to the meeting. Please be prepared to show your photo identification. Please note that if you hold shares in "street name" (that is, through a bank, broker or other nominee), you will also need to bring a copy of a statement reflecting your share ownership as of the record date. If you attend as a representative of an entity that owns shares of record, you will need to bring proper identification indicating your authority to represent that entity.

i

VISTA OUTDOOR INC.
262 North University Drive, Farmington, Utah 84025
_______________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
___________________________________________________________________

Date and Time:	Tuesday, August 1, 2017, at 9:00 a.m. Mountain Daylight Time
Place:	262 North University Drive, Farmington, Utah
Items of Business:
• Elect Mark DeYoung and Mark Gottfredson as directors of Vista Outdoor Inc.
• Approve, on a non-binding advisory basis, the compensation of Vista Outdoor Inc.'s named executive officers.
• Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending March 31, 2018.
• If properly presented, to consider and vote upon a stockholder proposal on the declassification of the Board of Directors.
• Transact any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	June 6, 2017
Voting by Proxy:
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled "Questions and Answers About the Meeting and Voting" beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Admission to the Meeting:	You will be admitted to the meeting only if you have a ticket and provide the proper documentation. See the Admission Policy on the previous page for instructions on obtaining a ticket.

By Order of the Board of Directors,

Scott D. Chaplin Corporate Secretary
June 16, 2017

ii

VISTA OUTDOOR INC.
262 North University Drive
Farmington, Utah 84025
________________________________________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
August 1, 2017
_________________________________________________
GENERAL INFORMATION
The Board of Directors of Vista Outdoor Inc. ("Vista Outdoor" or the "Company") is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on August 1, 2017 and at any adjournment of the meeting. This proxy statement and the form of proxy, along with Vista Outdoor Inc.'s Annual Report for the fiscal year ended March 31, 2017, are first being sent or given to stockholders on or about June 16, 2017.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What am I voting on?

•	The election of Mark DeYoung and Mark Gottfredson as directors of Vista Outdoor.

•	The approval, on a non-binding advisory basis, of the compensation of Vista Outdoor's named executive officers.

•
The ratification of the Audit Committee's appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending March 31, 2018.

•	If properly presented, consideration and vote upon a stockholder proposal on the declassification of the Board of Directors.
Who is entitled to vote at the Annual Meeting?
Stockholders can vote their shares of Vista Outdoor common stock at the Annual Meeting if our records show that they owned their shares as of the close of business on June 6, 2017, which was the record date.
What constitutes a quorum at the Annual Meeting?
On the record date, there were 57,006,229 shares of Vista Outdoor common stock outstanding. This does not include 6,958,210 shares that were held in our treasury and cannot be voted. Each share is entitled to one vote. Holders of a majority of the shares outstanding must be present at the Annual Meeting in order for there to be a quorum. You will be considered present at the Annual Meeting if you are in attendance and vote your shares at the meeting, or if you have properly voted over the Internet or by telephone or submitted a properly completed proxy card.
How can I vote my shares without attending the Annual Meeting?

•
If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you requested to receive printed proxy materials, you can also vote by mail or telephone as instructed on the proxy card.

•
If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you requested to receive printed proxy materials, you can also vote by mail or telephone by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

How can I vote my shares in person at the Annual Meeting?

•
Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting.

•	If you are a stockholder of record, you may vote in person at the Annual Meeting.

•
If you hold shares beneficially in street name, you may vote in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares.

Can I change my vote?
You can change your vote before the vote is taken at the Annual Meeting. If you are a stockholder of record, you can change your vote by:

•	voting over the Internet or by telephone at a later time, until 11:59 p.m. Eastern Daylight Time on July 31, 2017;

•	signing and delivering to our Corporate Secretary a written request to revoke your proxy vote;

•	signing and mailing a new, properly completed proxy card with a later date than your original proxy card; or

•	attending the Annual Meeting and voting in person.
If you are not a stockholder of record, you must instruct the party that holds your shares of record for your account of your desire to change or revoke your voting instructions.
Will my shares be voted if they are held in nominee street name, such as by a broker, bank or other nominee?
If you hold your shares in nominee street name, such as by a broker, bank or other nominee, and you do not provide voting instructions, your nominee will not be permitted to vote your shares in their discretion on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the stockholder proposal (Proposal 4), but may still be permitted to vote in their discretion on the ratification of the Audit Committee's appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year (Proposal 3). Therefore, it is particularly important for street name holders to instruct their brokers as to how they wish to vote their shares.
How are votes counted?
Your shares will be voted as you instruct, assuming that you have properly voted over the Internet or by telephone or that your properly signed proxy card is received in time to be voted at the Annual Meeting.
If you are a stockholder of record and you do not indicate how you wish to vote on a proposal, your shares will be voted as follows on that proposal:

•	FOR election of Mark DeYoung and Mark Gottfredson as directors of Vista Outdoor (Proposal 1).

•	FOR the approval, on a non-binding advisory basis, of the compensation of Vista Outdoor's named executive officers (Proposal 2).

•	FOR ratification of the Audit Committee's appointment of Deloitte & Touche LLP as the Vista Outdoor's independent registered public accounting firm for the current fiscal year (Proposal 3).

•	AGAINST the stockholder proposal on the declassification of the Board of Directors (Proposal 4).
What vote is required to approve the proposals?
All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each other matter presented for a vote at the meeting.

•
Proposal 1 requests your vote for the election of two candidates for director. Mark DeYoung and Mark Gottfredson will each be elected as a director of Vista Outdoor if the votes cast in favor of such nominee's election exceed the votes cast against, or withheld with respect to, such nominee. Cumulative voting for the election of directors is not permitted.

•
Proposal 2, the advisory approval of the compensation of Vista Outdoor's named executive officers, will be approved if a majority of the votes present in person or represented by proxy and voting thereon (excluding abstentions) are voted in favor of the proposal.

•
Proposal 3, the ratification of the Audit Committee's selection of Deloitte & Touche LLP as Vista Outdoor's independent auditors for fiscal year 2018, will be approved if a majority of the votes present in person or represented by proxy and voting thereon (excluding abstentions) are voted in favor of the proposal.

•
Proposal 4, if properly presented at the meeting of stockholders, the stockholder proposal on the declassification of the Board of Directors will be approved if a majority of the votes present in person or represented by proxy and voting thereon (excluding abstentions) are voted in favor of the proposal.

As described under the caption "Will my shares be voted if they are held in nominee street name, such as by a broker, bank or other nominee?" on page 2, under New York Stock Exchange ("NYSE") rules, if you hold your shares in street name and you do not submit voting instructions to the broker, bank, trust or other nominee that holds your shares, the firm will have discretionary authority to vote your shares only with respect to Proposal 3. If you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares with respect to Proposals 1, 2, and 4. However, broker non-votes will not be considered in determining the vote required to approve Proposals 1, 2, and 4, and will not be deemed to have voted against those proposals.
If you abstain from voting on Proposals 2, 3 or 4, your shares will not be considered in determining the vote required to approve the proposal, and your abstention will have no effect on the outcome of the vote on Proposals 2, 3 or 4.
Because your vote on Proposal 2 is advisory, it is non-binding on our Board of Directors. Although non-binding, the Management Development and Compensation Committee will take into account the results of this advisory vote, as applicable, when considering future executive compensation arrangements.
Who will tabulate the votes at the Annual Meeting?
The Carideo Group, Inc., an investor-relations counseling firm, will provide inspectors of election to tabulate the votes cast before and at the Annual Meeting.
How will the solicitation of proxies be handled?

•
Proxies are being solicited primarily by Internet and mail, but proxies may also be solicited personally, by telephone, facsimile and similar means. Our directors, officers and other employees may help with the solicitation without additional compensation.

•	We will reimburse brokers, banks and other custodians and nominees for their reasonable expenses in forwarding proxy solicitation materials to the owners of the shares they hold.

•	We will pay all other expenses of preparing, printing, and mailing or distributing the proxy solicitation materials.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?
In accordance with rules adopted by the Securities and Exchange Commission, we may furnish proxy materials to our stockholders by providing access to these documents on the Internet instead of mailing printed copies. You will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or email copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.
What other business may be brought up at the Annual Meeting?

•
Our Board of Directors does not intend to present any other matters for a vote at the Annual Meeting. No other stockholder has given the timely notice required by our Bylaws in order to present a proposal at the Annual Meeting. Similarly, no additional candidates for election as a director can be nominated at the Annual Meeting because no stockholder has given the timely notice required by our Bylaws in order to nominate a candidate for election as a director at the Annual Meeting. If any other business is properly brought before the meeting, the persons named as proxy on the proxy card will vote on the matter using their best judgment.

•
Information regarding the requirements for submitting a stockholder proposal for consideration at next year's annual meeting, or nominating a candidate for election as a director at next year's annual meeting, can be found near the end of this proxy statement under the heading "Future Stockholder Proposals."

What if I want to attend the Annual Meeting?
Stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting of Stockholders on August 1, 2017. To be admitted to the meeting, you must request an admission ticket. You may request an admission ticket by calling (801) 447-3225, by emailing corporate.secretary@vistaoutdoor.com or by mailing a request to Vista Outdoor Inc.'s Corporate Secretary at 262 North University Drive, Farmington, Utah 84025, Attn: Annual Meeting Ticket Request. Seating is limited. You may pick up your ticket at the registration table prior to the meeting. Please be prepared to show your photo identification. Please note that if you hold shares in "street name" (that is, through a bank, broker or other nominee), you will also need to bring a copy of a statement reflecting your share ownership as of the record date. If you attend as a representative of an entity that owns shares of record, you will need to bring proper identification indicating your authority to represent that entity.
How are proxy materials delivered to stockholders who share the same household?
The rules of the Securities and Exchange Commission allow us to deliver a single copy of the annual report and proxy statement to any household at which two or more stockholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.
If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.
Each stockholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.
Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year's proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of our common stock beneficially owned (as defined by the Securities and Exchange Commission for proxy statement purposes) as of June 9, 2017 by (1) each person known by the Company to beneficially own more than 5% of the Company's common stock, (2) each of our directors and nominees, (3) each executive officer named in the Summary Compensation Table included later in this proxy statement, and (4) all of the directors and executive officers as a group. Unless otherwise noted, the persons listed in the table have sole voting and investment powers with respect to the shares of common stock owned by them.

Name of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)(2)	Percent of Shares Outstanding(3)
BlackRock, Inc.	(4)	5,787,188	10.1%
The Goldman Sachs Group, Inc.	(5)	5,123,122	8.7%
First Eagle Investment Management, LLC	(6)	4,673,596	8.0%
The Vanguard Group	(7)	4,614,883	7.8%
Mark W. DeYoung	(8)	678,335	1.2%
Stephen M. Nolan	(9)	39,025	*
Scott D. Chaplin	(10)	60,646	*
David D. Allen	(11)	889	*
Robert J. Keller	(12)	5,163	*
Michael Callahan	(13)	12,371	*
April H. Foley	(14)	12,552	*
Mark A. Gottfredson	(15)	11,192	*
Tig H. Krekel	(16)	3,826	*
Gary L. McArthur	(17)	10,633	*
Robert M. Tarola	(18)	13,477	*
All directors and executive officers as a group (12 persons)	(19)	859,157	1.5%

* Less than 1%.

(1)
Includes shares covered by stock options exercisable on June 9, 2017, or within 60 days thereafter, for the following beneficial owners: Mark W. DeYoung, 314,148 shares; Stephen M. Nolan, 16,244 shares; Scott D. Chaplin, 35,022 shares; and all directors and executive officers as a group (12 persons), 370,743 shares.

(2)
Excludes restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017. Excludes deferred stock units without voting rights held by executive officers under the Company's Nonqualified Deferred Compensation Plan because none of the executive officers has a payment scheduled within 60 days of June 9, 2017. Excludes deferred stock units without voting rights held by directors under the Company's 2014 Stock Incentive Plan because none of the directors has a payment scheduled within 60 days of June 9, 2017. Excludes phantom stock units to be settled in cash that were credited to the accounts of officers who participate in the Company's Nonqualified Deferred Compensation Plan (described under the heading "Deferred Compensation Plan" later in this proxy statement) upon the spin-off of the Company from Alliant Techsystems Inc. ("ATK") on February 9, 2015 (the "Spin-Off") in respect of ATK phantom stock units held by such executive officers.

(3)	Assumes the issuance of the shares covered by the exercisable stock options held by each person or the group, as applicable.

(4)
Based on a Schedule 13G/A filed by BlackRock, Inc. on May 9, 2017, BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to have sole voting power with respect to 5,609,125 shares and be the beneficial owner of and have sole dispositive power with respect to 5,787,188 shares. The shares beneficially owned by BlackRock, a parent holding company, were acquired by various BlackRock subsidiaries, only one of which (BlackRock Fund Advisors) beneficially owns more than 5% of the outstanding shares of the Company's common stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2017. The Schedule 13G/A reported that The Goldman Sachs Group, Inc. ("Goldman Sachs") has shared voting power over 5,117,271 shares and shared dispositive power over 5,123,122 shares. The Schedule 13G/A reflects the securities beneficially owned by certain operating units of Goldman Sachs and its subsidiaries and affiliates. The address of Goldman Sachs is 200 West Street, New York, New York 10282.

(6)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2017. The Schedule 13G/A reported that First Eagle Investment Management, LLC ("FEIM") has sole voting power over 4,499,797 shares and sole dispositive power over 4,673,596 shares. FEIM, a registered investment adviser, is deemed to be the beneficial owner of the 4,673,596 shares or 7.95% as a result of acting as adviser to various clients. The First Eagle Global Fund, a registered investment company for which FEIM acts as investment adviser, may be deemed to beneficially own 3,252,457 of these 4,673,596 shares, or 5.53% of the Company's common stock. The address of FEIM is 1345 Avenue of the Americas, New York, New York 10105.

(7)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2017. The Schedule 13G/A reported that The Vanguard Group ("Vanguard") has sole voting power over 35,022 shares, shared voting power over 8,137 shares, sole dispositive power over 4,574,982 shares and shared dispositive power over 39,901 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)
Excludes 64,858 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017. Excludes 20,336 deferred stock units without voting rights held under the Company's Nonqualified Deferred Compensation Plan because no payment of the corresponding shares is scheduled within 60 days of June 9, 2017. Excludes 5,260 phantom stock units to be settled in cash that were credited to Mr. DeYoung's account under the Company's Nonqualified Deferred Compensation Plan (described under the heading "Deferred Compensation Plan" later in this proxy statement) upon the Spin-Off in respect of ATK phantom stock units held by such executive officers.

(9)	Excludes 21,616 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(10)	Excludes 16,395 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(11)	Excludes 8,470 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(12)	Excludes 7,646 restricted stock units without voting rights held under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(13)	Excludes 858 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(14)
Excludes 858 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017. Excludes 5,857 deferred stock units without voting rights held under the Company's 2014 Stock Incentive Plan because no payment of the corresponding shares is scheduled within 60 days of June 9, 2017.

(15)	Excludes 858 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(16)
Excludes 858 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017. Excludes 18,074 deferred stock units without voting rights held under the Company's 2014 Stock Incentive Plan because no payment of the corresponding shares is scheduled within 60 days of June 9, 2017.

(17)	Excludes 858 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(18)	Excludes 858 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

(19)	Excludes an additional 13,135 restricted stock units without voting rights under our 2014 Stock Incentive Plan that will not vest within 60 days of June 9, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors and executive officers, as well as beneficial owners of more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership of Company securities with the Securities and Exchange Commission. Directors, executive officers, and beneficial owners of more than 10% of the Company's common stock are required to furnish us with copies of these reports. Based solely on a review of these reports, written representations from our directors and executive officers, and applicable regulations, we believe that all required reports for fiscal year 2017 were timely filed, except as specified below.
Due to an administrative error, Forms 4 were filed a day late reflecting awards granted on March 13, 2017 to Messrs. DeYoung, Nolan, Clark, Chaplin, Allen and Keller. Due to a calculation error, amended Forms 4 were filed two days late to correct the over-reporting of options awards granted on March 13, 2017 by Messrs. DeYoung, Nolan, Clark, Chaplin and Keller.

CORPORATE GOVERNANCE AT VISTA OUTDOOR INC.

Corporate Governance Guidelines
Our Board of Directors and management are committed to effective corporate governance practices. Our Guidelines on Corporate Governance describe the governance principles and procedures by which the Board functions. The Board annually reviews and updates the Guidelines on Corporate Governance and the Board committee charters in response to corporate governance developments, including regulatory changes, and recommendations by directors in connection with Board and committee evaluations.
Our Guidelines on Corporate Governance are available on our website at www.vistaoutdoor.com by selecting Investors and then Corporate Governance.
Code of Business Ethics
The Company's Board of Directors has adopted a written code of business ethics which applies to all directors, officers and employees. Our Code of Business Ethics is available on our website at www.vistaoutdoor.com by selecting Investors, then Corporate Governance and then Code of Business Ethics.
Communications with Directors
Procedures for stockholders, or anyone else, to communicate directly with non-management directors are available on our website at www.vistaoutdoor.com by selecting Investors, then Corporate Governance and then Contact Directors.
Any concerns about the Company's accounting, internal controls or auditing matters will be referred to the Audit Committee of the Board of Directors. Other communications sent to the Board of Directors will first be reviewed by the Company's Corporate Secretary, and the Corporate Secretary may elect not to refer the following types of communications to the Board:

•	Product inquiries or suggestions,

•	Employee complaints that are neither significant nor material,

•	Routine complaints regarding the Company's products, and

•	Requests for donations.
The Company maintains a record of all stockholder and other external communications to the Board, which Board members may review at any time upon request. Furthermore, the Company's Senior Vice President, General Counsel and Corporate Secretary provides a periodic summary to the Chair of the Nominating and Governance Committee of stockholder and other external communications sent to the Board. The following items are not forwarded to the Board: job inquiries; spam or junk mail; surveys; and business solicitations or advertisements.
Director Independence
Under applicable rules of the New York Stock Exchange, a majority of our Board of Directors must be independent. Our Board of Directors has affirmatively determined that each of the current directors, other than Mark W. DeYoung, has no material relationship with the Company and is independent. Our Audit, Nominating and Governance, and Compensation Committees are each composed only of independent directors.
Annually, each director and executive officer completes a questionnaire that elicits information regarding entities with which they and their immediate family members are affiliated. Any person nominated for election as a director must also complete a questionnaire no later than the date he or she will be recommended for nomination by the Nominating and Governance Committee. Any person who becomes an executive officer must complete a questionnaire as soon as reasonably practicable thereafter. Our Nominating and Governance Committee reviews transactions and relationships disclosed in the director questionnaires. The Board of Directors makes a formal determination regarding each director's independence.
In order to qualify as independent, a director must meet each of the New York Stock Exchange's five objective independence standards and our Board of Directors must also affirmatively determine, in its business judgment and in consideration of all relevant facts and circumstances, that the director has no relationship with the Company that is material to that director's ability to be independent from management. The Nominating and Governance Committee and the Board reviewed transactions and relationships between the Company and our directors, their immediate family members, and entities with which they are affiliated and determined that they were made or established in the ordinary course of business and that the directors had no material relationship with the Company.
The Vista Outdoor Inc. Board of Directors

Name	Age
Mark W. DeYoung	58
Mr. DeYoung has served as our Chairman and Chief Executive Officer since Vista Outdoor's creation in February 2015. Mr. DeYoung served as President and Chief Executive Officer of Orbital ATK from February 2010 to February 2015. From 2002 to February 2010, he was President of Orbital ATK's largest business segment, the Armament Systems Group (formerly Ammunition Systems Group). Mr. DeYoung previously served as the Chairman of the board of the Congressional Sportsmen's Foundation in Washington DC, served on the foundation's board for over eight years and is currently an honorary board member of the foundation. He also served on the board of the National Shooting Sports Foundation. He has current and past memberships in Ducks Unlimited, Wild Sheep Foundation, Pheasants Forever, Rocky Mountain Elk Foundation, Mule Deer Foundation, Quail Forever, and the NRA. Mr. DeYoung has over 25 years of experience acquiring, growing and improving the performance of businesses in the defense, aerospace and commercial sectors.

Michael Callahan	67
Mr. Callahan has been the President and Chief Executive Officer of Aspen Partners, a Utah-based consultant to the outdoor sporting industry, since 2008. From 1990 until his retirement in 2008, Mr. Callahan served in various merchandising, marketing, management and senior executive positions with Cabela's, Inc., most recently as Senior Vice President Business Development & International Operations. Prior to joining Cabela's, Mr. Callahan spent 15 years working in the outdoor recreation industry. Mr. Callahan has been selected to serve as a director due to his operational, marketing and leadership experience gained through various senior positions in the sporting goods and outdoor industry. Mr. Callahan serves as Lead Independent Director and as a member of the Audit Committee and the Compensation Committee.

April H. Foley	69
Ambassador Foley served with the U.S. State Department as the Ambassador to Hungary from 2006-2009. Before her diplomatic service, she was First Vice President and Vice Chairman, and a member of the Board of Directors, of the Export-Import Bank of the United States from 2003-2005. She also served as Director of Business Planning of PepsiCo, Inc. from 1981-1993. She is also a director of Xerium Technologies, Inc. Ms. Foley has been selected to serve as a director due to her global and government experience through her service as an Ambassador and experience in the analysis of financial performance and business plans. Ambassador Foley serves as a member of the Audit Committee and the Nominating and Governance Committee.

Mark A. Gottfredson	60
Mr. Gottfredson is a leader in and was the former head of the performance improvement practice of Bain & Company, Inc., a management consulting firm. He recently led an engagement for the World Bank related to international trade and has worked with business leaders from many leading international corporations. He has worked with Bain for over 30 years, including service on Bain's board from 2008 to 2012. He is also a director and member of the Audit Committee of Emerge Energy Services LP. Mr. Gottfredson has been selected to serve as director based on his extensive experience and proven ability advising boards and management on strategic decision making and business performance. Mr. Gottfredson serves as a member of the Compensation Committee and the Nominating and Governance Committee.

Name	Age
Tig H. Krekel	63
Mr. Krekel is Chairman and Founding Partner of Hudson Group, a South Carolina advisory services firm. He was the Vice Chairman and a partner of J.F. Lehman & Company, a New York private-equity investment bank, from 2003 to 2012. Before joining J.F. Lehman, Mr. Krekel served as President and Chief Executive Officer of Hughes Space and Communications and President of Boeing Satellite Systems, the world's largest manufacturer of commercial and military communications satellites. Mr. Krekel serves as a director on the board of Orbital ATK Inc. Mr. Krekel has been selected to serve as a director due to his leadership, industry and financial experience as former chief executive officer of several large and complex businesses and corporate governance experience. Mr. Krekel serves as chairman of the Nominating and Governance Committee and as a member of the Audit Committee.

Gary L. McArthur	57
Mr. McArthur joined CH2M Hill, an engineering company that provides consulting, design and operations services, in 2014 as Executive Vice President and Chief Financial Officer. Prior to joining CH2M Hill, he worked more than 15 years for Harris Corporation, an international telecommunications equipment company, where he most recently served as Senior Vice President and Chief Financial Officer. Mr. McArthur has also been associated with Nextel Communications, Inc., Lehman Brothers, Inc. and Deloitte & Touche LLP and served on the boards of Terion Inc. and Live TV Co. Ltd. Mr. McArthur has been selected to serve as a director due to his extensive financial, management and complex problem solving experience. Mr. McArthur serves as chairman of the Compensation Committee and as a member of the Audit Committee.

Robert M. Tarola	67
Mr. Tarola is currently the president of Right Advisory LLC, a financial, governance and risk management consulting firm whose clients have included large, sophisticated companies since 2008. He currently serves as Chief Financial Officer of the Southcoast Health System, a position he has held since 2013. Prior to his role with Southcoast, Mr. Tarola was associated with The Howard University where he served as CFO for four years. Prior to his time with Howard, he served as Chief Financial Officer for W.R. Grace & Co. for almost 10 years. Prior to W.R. Grace, he served as Chief Financial Officer of MedStar Health, Inc. and was an audit partner at PricewaterhouseCoopers LLP. He currently serves on the board of Legg Mason Mutual Funds, XBRL International Inc., and The American Kidney Fund and previously served on the board and Audit Committee of TeleTech Holdings Inc. Mr. Tarola currently serves as a member of the audit committee of Legg Mason Mutual Funds and is a CPA and is a Charter Global Management Accountant. Mr. Tarola has been selected to serve as director based on his extensive management experience and deep financial expertise. Mr. Tarola serves as chairman of the Audit Committee and as a member of the Nominating and Governance Committee.

Organization of the Board of Directors

Board Classification
The Company's Board of Directors is divided into three classes:

	Class	Term Expiration (Calendar Year)
Michael Callahan	I	2018
Gary McArthur	I	2018
Robert Tarola	I	2018
April Foley	II	2019
Tig Krekel	II	2019
Mark DeYoung	III	2017
Mark Gottfredson	III	2017
Mr. DeYoung and Mr. Gottfredson were designated as Class III directors upon completion of the Spin-Off, and have initial terms expiring at the annual meeting of stockholders on August 1, 2017. These directors have been nominated by the

Board of Directors for reelection at that meeting, as described below under "Proposal 1 - Election of Directors."
Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, a director will be elected if the votes cast in favor of such nominee's election exceed the votes cast against, or withheld with respect to, such nominee; provided, however, that, if the Corporate Secretary of Vista Outdoor receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for directors set forth in the Company's amended and restated bylaws and such nomination has not validly been withdrawn, directors shall be elected by a plurality of the votes cast.
Chairman and Chief Executive Officer
The Company's Corporate Governance Guidelines allow the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals, as the Company's Board of Directors deems appropriate. In light of Mr. DeYoung's deep experience in the development of Vista Outdoor's business and strategic vision as a stand-alone company, the Company's Board of Directors strongly believes that it is in the Company's best interest to have him serve as the Company's Chairman and Chief Executive Officer. Mr. DeYoung served as Chief Executive Officer of ATK from 2010-2015 and successfully led ATK and the Company through the Spin-Off and concurrent merger of ATK's Aerospace and Defense Business with Orbital Sciences Corporation. As CEO of ATK, Mr. DeYoung also successfully completed the strategic acquisitions of Caliber Company (parent company of Savage Arms) and Bushnell Group Holdings, Inc., which include key brands within the Company's portfolio.
Lead Independent Director
The Company's Board of Directors maintains strong independent leadership through an active and empowered Lead Independent Director. The Company's independent directors appointed Mr. Callahan as lead independent director shortly following the Spin-Off. As lead independent director, Mr. Callahan chairs executive sessions and other meetings of the independent directors and communicates, as appropriate, the results of those sessions or meetings to the Chairman, the Board and the Company's management. The lead independent director’s other responsibilities are set forth in a lead independent director charter that is available on the Company's website at www.vistaoutdoor.com by selecting Investors and then Corporate Governance.
Meetings of the Board
The Company's Board of Directors holds four regularly scheduled meetings each fiscal year. In fiscal year 2017, the Board of Directors held eight meetings. The independent directors of the Board meet in executive session at each regularly scheduled Board meeting. As a general practice, Board members are expected to also attend our annual meetings of stockholders. Each of our Board members attended the August 2016 annual meeting of stockholders. Each director attended all of the meetings of the Board and applicable committees held in fiscal year 2017 with the exception of one director, who did not attend one of the special meetings of the Board.

Committees of the Board of Directors
The Board of Directors has established three standing committees, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee (the "MDCC" or "Compensation Committee"), in connection with the discharge of its responsibilities. Each member of these committees meets the independence requirements set forth in the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange and other requirements set forth in the applicable committee charters, which are available on the Company's website at www.vistaoutdoor.com by selecting Investors, then Corporate Governance and then Board Committee Charters. The current composition of the committees is listed in the table that follows with the Chair of each committee designated with a “C.”

	Nominating and Governance Committee	Audit Committee	Management Development and Compensation Committee
Mark DeYoung
Michael Callahan		X	X
April Foley	X	X
Mark Gottfredson	X		X
Tig Krekel	C	X
Gary McArthur		X	C
Robert Tarola	X	C

Audit Committee
The Audit Committee is primarily responsible for the integrity of the Company's consolidated financial statements, the Company's compliance with legal and regulatory requirements and the independence, qualifications and performance of the Company's independent registered public accounting firm. Specifically, these duties include: appointing, compensating, retaining and overseeing the Company's independent registered public accounting firm; reviewing the scope of the audit to be conducted by such firm, as well as the results of its audit; overseeing the Company's financial reporting activities, including the Company's annual and quarterly reports to stockholders and the accounting standards and principles followed; overseeing the Company's compliance with its Code of Business Ethics; overseeing the Company's financial reporting process; approving audit and non-audit services provided to the Company by the independent registered public accounting firm; evaluating requests for waivers related to the Code of Business Ethics; overseeing the Company's legal and regulatory compliance; overseeing the Company's disclosure and internal controls; and preparing the report of the Audit Committee required by the rules and regulations of the Securities and Exchange Commission and included in this Proxy Statement. Further, in conjunction with the mandated rotation of the independent registered public accountant’s lead engagement partner, the Audit Committee will be involved in the selection of any new lead engagement partner. The Audit Committee is also responsible for oversight of financial risks, including the steps the Company has taken to monitor and mitigate these risks.
All of the Audit Committee members meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Board has identified Messrs. Tarola and McArthur as audit committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee holds four regularly scheduled meetings each fiscal year. In fiscal year 2017, the Audit Committee held five meetings. Generally, the Audit Committee meets separately with the independent auditors and the Company's internal auditors at regularly scheduled meetings and periodically meets separately with management.
Management Development and Compensation Committee
The MDCC carries out the responsibilities delegated by the Board of Directors relating to the review and determination of executive compensation and approves or recommends, as applicable, compensation and incentive plans and programs. The MDCC also produces an annual report regarding executive compensation that has been included in this Proxy Statement. The MDCC also evaluates the performance of the Chief Executive Officer and other executive officers in light of established Company goals and objectives at least once per year and, based on these evaluations, approves (or make recommendations to the Board of Directors regarding approval when appropriate) the compensation of the Company's Chief Executive Officer and other executive officers. The MDCC is also responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. In addition, the MDCC has the sole authority to retain or obtain the advice of compensation consultants and other advisers and to determine the services to be provided and the fees for such services. The MDCC also considers the independence of compensation consultants and other advisers and assesses whether the work of any compensation consultant or advisor raises any conflict of interest.

All of the MDCC members meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission. The MDCC holds four regularly scheduled meetings each fiscal year. In fiscal year 2017, the MDCC held eight meetings. Additional information regarding the MDCC's processes and procedures for establishing and overseeing executive compensation is disclosed below under the heading "Executive Compensation—Compensation Discussion and Analysis."
Nominating and Governance Committee
The Company's Nominating and Governance Committee is responsible for considering and reporting periodically to the Board of Directors on matters relating to the identification, selection and qualification of members of the Board of Directors and candidates nominated to the Board of Directors. The Nominating and Governance Committee also advises and makes recommendations to the Board of Directors with respect to corporate governance matters and oversees annual evaluations of the Board of Directors. The Nominating and Governance Committee also receives and reviews, in accordance with the Company's amended and restated bylaws, stockholder recommendations for director candidates. The Nominating and Governance Committee periodically reviews the Company's policies related to such recommendations. The Nominating and Governance Committee, in its role of reviewing and maintaining the Company's Guidelines on Corporate Governance, also manages risks associated with the independence of the Board of Directors and potential conflicts of interest.
All of the Nominating and Governance Committee members meet the independence requirements of the New York Stock Exchange. The Nominating and Governance Committee holds two regularly scheduled meetings each fiscal year. In fiscal year 2017, the Nominating and Governance Committee held two meetings.
Director Qualifications and Selection Process
The Board has delegated the identification, screening and evaluation of director candidates to the Nominating and Governance Committee. The Nominating and Governance Committee retains from time to time a search firm to help identify, screen and evaluate director candidates. The Nominating and Governance Committee will also consider qualified candidates for Board membership submitted by stockholders, as described below, or by members of the Board of Directors. The Nominating and Governance Committee interviews the candidates who meet the director qualification standards described above, selects the candidates who best meet the Board's needs, and then recommends to the Board the director nominees for election to the Board.
In evaluating potential director nominees, the Nominating and Governance Committee seeks to ensure that the Board of Directors includes a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, governmental/regulatory, leadership and industry experience, sufficient to provide sound and prudent guidance with respect to the Company's operations and interests.
The Nominating and Governance Committee will consider stockholder recommendations for nominees to the Board. If you wish to recommend a prospective candidate for the Board, you should submit the candidate's name and written information in support of the recommendation to: Corporate Secretary, Vista Outdoor Inc., 262 North University Drive, Farmington, Utah 84025. Additional information regarding the requirements for nominating a person for election as a director at the annual meeting of stockholders is described under the heading "Future Stockholder Proposals" near the end of this proxy statement. Director candidates recommended by stockholders will be considered under the same criteria as candidates recommended by directors or a search firm.
The Board's Role in Risk Oversight
While the Company's management is responsible for the day-to-day management of risks, the Board of Directors has broad oversight responsibility for the Company's risk management programs. The Board of Directors exercises risk management oversight and control, both directly and indirectly through board committees. The Board of Directors regularly reviews information regarding the Company's credit, liquidity and operations, including the risks associated with each. The MDCC is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks, including the steps we have taken to monitor and mitigate these risks. The Nominating and Governance Committee, in its role of reviewing and maintaining the Company's Guidelines on Corporate Governance, manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and by the Chief Executive Officer about the known risks to the Company's strategy and business.

Compensation Committee Interlocks and Insider Participation
None of the members of the MDCC has ever served as an officer or employee of the Company or has any relationships with the Company requiring disclosure below under the heading "Related Person Transactions." Since the beginning of the last fiscal year, no executive officer of the Company has served on the compensation committee or board of any company that employs a director of the Company.
Stock Ownership Guideline for Non-Employee Directors
The Board has established a stock ownership guideline for non-employee directors of a number of shares of Vista Outdoor common stock equal in value to five (5) times the amount of the annual cash retainer paid to members of the Board of Directors, or $375,000. The Nominating and Governance Committee of the Board reviews the stock ownership of each incumbent director annually prior to the Committee's recommendation to the Board of the nominees for election as directors at the annual meeting of stockholders. Shares of Vista Outdoor common stock owned outright and restricted stock and deferred stock units granted under the Company's 2014 Stock Incentive Plan are all counted for the purpose of meeting the stock ownership guideline. All non-employee directors are currently in compliance with these guidelines.

RELATED PERSON TRANSACTIONS
The Company is required to disclose material transactions by Vista Outdoor in which ''related persons'' have a direct or indirect material interest. Related persons include any director, nominee for director, executive officer of Vista Outdoor, any immediate family members of such persons and any persons known by Vista Outdoor to be beneficial owners of more than 5% of Vista Outdoor's voting securities. Based on information available to the Company and provided by the Company's directors and executive officers, the Company does not believe that there were any transactions in effect or proposed to be entered into as of the date of this Proxy Statement that would be required to be disclosed as a "related person transaction" pursuant to the SEC's rules.
The Company has a written policy and procedures for the review, approval or ratification of transactions, arrangements or relationships involving the Company and its directors, nominees for director, executive officers, any immediate family members of such persons and any persons known by Vista Outdoor to be beneficial owners of more than 5% of the Company's voting securities. Pursuant to the Company's Related Person Transactions Policy, the Nominating and Governance Committee is responsible for approving or ratifying, as applicable, any transactions with related persons that would be disclosable pursuant to applicable Securities and Exchange Commission rules. The Nominating and Governance Committee considers the relevant facts and circumstances available to it regarding the matter, including the material facts as to the director's or officer's relationship to or interest in the transaction. The Nominating and Governance Committee approves or ratifies, as the case may be, a transaction if it determines, in good faith, that the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. Any member of the Nominating and Governance Committee who has an interest in the matter under consideration must abstain from voting on the approval or ratification of the transaction, but may, if so requested by the Chair of the Nominating and Governance Committee, participate in all or some of the Nominating and Governance Committee's discussions of the transaction.

DIRECTOR COMPENSATION
Summary Compensation Information
Only non-employee directors receive compensation for service on the Board of Directors. The compensation payable pursuant to the Company's current compensation program for non-employee directors is as follows:

•	an annual award of restricted stock units, valued at $110,000 at the time of grant;

•	an annual cash retainer of $75,000;

•	an annual cash retainer of $25,000 for the Lead Independent Director of the Board;

•	an annual cash retainer of $20,000 for the Chair of the Audit Committee, $15,000 for the Chair of the MDCC, and $10,000 for the Chair of the Nominating and Governance Committee; and

•	an annual cash retainer of $10,000 for each other member of the Audit Committee, $7,500 for each other member of the MDCC, and $5,000 for each other member of the Nominating and Governance Committee.
The restricted stock unit award is granted following the annual meeting of stockholders. Cash amounts are paid in a lump sum following the annual meeting of stockholders. The Company does not pay any additional fees for Board and committee meetings attended.
Non-Employee Director Restricted Stock Unit Awards
As described above, each non-employee director receives an award of restricted stock units under the Company's 2014 Stock Incentive Plan following each annual meeting of stockholders. The stock awards have a market value of $110,000, as determined by the closing market price of Vista Outdoor common stock on the date of grant.
Restricted stock unit awards are granted pursuant to restricted stock unit agreements that generally provide for vesting on the one-year anniversary of the grant date. The awards will accelerate and vest earlier, however, in connection with a change in control or if the director ceases to serve as a member of the Board as a result of disability, death or pursuant to a retirement that is approved in the sole discretion of the Board. Except as provided in the previous sentence, if a director ceases to be a member of the Board prior to vesting, the director forfeits all rights in unvested restricted stock units and deferred stock units, as applicable.
Non-employee directors may elect to receive deferred stock units in lieu of the restricted stock units. In general, directors must make these deferral elections by the end of the calendar year preceding the date of the grant of restricted stock units. The deferred stock units are subject to the same vesting terms described above, but directors who make such a deferral election will have no rights as stockholders of Vista Outdoor with respect to deferred stock units upon vesting. Payment of vested deferred stock units will be made in a lump sum in an equal number of shares of unrestricted common stock upon the time specified in the director's deferral election or, if earlier, the director's termination of service on the Board of Directors.
Expense Reimbursement
Non-employee directors are reimbursed for travel and other expenses incurred in the performance of their duties.

Director Compensation
The following table shows the annual retainer and fees earned by the Company's non-employee directors in fiscal year 2017 and either paid in cash or deferred at the election of the director. The table also shows the aggregate grant date fair value of stock awards computed in accordance with generally accepted accounting principles in the United States. Additional information regarding the restricted stock unit awards and deferred stock units is described in footnote 2 below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Michael Callahan	$117,500	$109,975	$500	$227,975
April H. Foley	$90,000	$109,975	$1,250	$201,225
Mark A. Gottfredson	$87,500	$109,975	$1,000	$198,475
Tig H. Krekel	$95,000	$109,975	$2,500	$207,475
Gary L. McArthur	$100,000	$109,975	$2,500	$212,475
Robert M. Tarola	$100,000	$109,975	$2,500	$212,475

(1)
This column shows the grant date fair value computed in accordance with generally accepted accounting principles in the United States. The amounts represent restricted stock unit awards and deferred stock units that are paid in shares of Vista Outdoor common stock and calculated based on the number of shares granted multiplied by the closing price per share of Vista Outdoor common stock on the date of grant. The amounts do not reflect the actual amounts that may be realized by the directors. On August 9, 2016, each non-employee director received 2,128 shares of restricted stock units or deferred stock units, depending on their election, with a closing price per share of Vista Outdoor common stock on the date of grant of $51.68. No other equity awards were made to our directors during the fiscal year ended March 31, 2017.

(2)	The aggregate number of shares of restricted Vista Outdoor common stock, restricted stock units and deferred stock units held by each non-employee director as of March 31, 2017 were as follows:

Name	Shares of Restricted Stock and Restricted Stock Units	Deferred Stock Units
Michael Callahan	2,986	—
April H. Foley	2,986	5,857
Mark A. Gottfredson	2,986	—
Tig H. Krekel	858	18,074
Gary L. McArthur	2,986	—
Robert M. Tarola	2,986	—

(3)
With respect to Mrs. Foley, Mr. Gottfredson, Mr. Krekel, Mr. McArthur and Mr. Tarola, the amount reported in this column includes Company matching contributions to non-profit organizations. None of the non-employee directors received an aggregate of $10,000 or more of perquisites or other personal benefits from the Company in fiscal year 2017.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction
This Compensation Discussion and Analysis explains how our MDCC made decisions related to the compensation for our executive officers, including the executive officers named in this proxy statement for the fiscal year ended March 31, 2017 (referred to as fiscal year 2017).
Our "named executive officers" for fiscal year 2017 are:

•	Mark W. DeYoung, Chairman and Chief Executive Officer

•	Stephen M. Nolan, Senior Vice President and Chief Financial Officer

•	Scott D. Chaplin, Senior Vice President, General Counsel and Secretary

•	David D. Allen, President, Outdoor Products

•	Robert J. Keller, President, Shooting Sports

The Company's two Segments are Outdoor Products and Shooting Sports over which Mr. Allen and Mr. Keller, respectively serve as Presidents.
Company Performance in Fiscal 2017
Key financial results in fiscal year 2017 included:

•	Sales were $2.55 billion, up 12 percent from the prior year and down 7 percent organically.

•	Gross profit was $669 million, up 8 percent from the prior year and down 12 percent organically.

•
Operating expenses were $876 million. Adjusted operating expenses were $455 million, compared to $344 million in the prior year. The increase includes operating expenses from acquired businesses and a $17 million write off of a receivable for one customer due to bankruptcy.

•	Earnings per share ("EPS") was $(4.66). Adjusted EPS was $1.90, compared to $2.50 in the prior year. Both GAAP and adjusted EPS results include ($0.18) for the write off mentioned above.

Following the Spin-Off, the Company's Board of Directors authorized a share repurchase program of up to $200 million worth of shares of our common stock, executable over two years. On August 24, 2016, our Board of Directors authorized a new share repurchase program of up to $100 million worth of our common stock, executable through March 31, 2018. We completed both programs during fiscal year 2017. Total shares repurchased during fiscal year 2017 were approximately 3,876,000 shares for $151 million.

The MDCC recognizes that the Company fell short of its financial goals for fiscal year 2017 and believes that the Company’s compensation program appropriately reflected this performance by not paying out any annual cash bonus to the Company’s named executive officers. This result supports the MDCC’s view that the Company’s compensation program appropriately aligns incentives and creates accountability for the Company’s named executive officers.
Executive Compensation Philosophy
The overall objective of the Company's executive compensation program is the same as the goal for operating the Company: to create long-term stockholder value. The program is intended to provide a competitive compensation package to our executives in order to attract, motivate and retain a talented executive leadership group that is dedicated to the long-term interests of our stockholders.
Significant elements of our executive officers' compensation are tied to financial and operating performance and are intended to drive sustained long-term stockholder value. The charts below illustrate the portion of the executives' total direct compensation at target tied to performance measures and stock performance. Long-term incentives are delivered in the form of performance shares, stock options (other than for Messrs. Allen and Keller) and restricted stock units ("RSUs").

Because Messrs. Allen and Keller were hired as Segment Presidents during fiscal year 2017, it was determined that their long-term incentives for fiscal year 2017 would be more appropriately made 50% in RSUs and 50% in performance shares.
Executive compensation decisions are based on three fundamental principles:

1.
Performance based--Incentive compensation is designed to drive strong financial performance with the intent of creating stockholder value. Executive compensation varies in relation to the Company's financial performance and stock price performance.

2.	Aligned with stockholder interests--Vista Outdoor will achieve the best results for its stockholders when its executives act and are rewarded as owners in the business.

•
A significant portion of our total executive pay opportunities comes through equity-based incentives - 60% of the total opportunity for our Chief Executive Officer, and an average of 42% for our other named executive officers.

•
Executive officers, including the CEO, are required to retain at least 50% of the net shares (remaining after taxes are withheld) received as compensation and to hold such shares until the executive leaves the Company.

3.
Designed to attract and retain quality talent--Vista Outdoor must offer a competitive total compensation package to our executives in order to attract and retain a talented executive leadership group. To ensure that we remain competitive and promote executive retention, Vista Outdoor regularly reviews competitive market information for both direct and indirect compensation.

•
Total direct compensation (base salary, annual incentive, long-term incentive) is benchmarked against a company specific peer group of close business competitors of comparable size. This custom peer group is referred to as the "Compensation Peer Group." We also reference reported information from leading compensation surveys when assessing the competitiveness of our executive pay opportunities. The Company's process for determining compensation is described in more detail below.

•	Indirect compensation programs (benefits) are evaluated separately from direct compensation through the Company's regular benefit review and benchmarking process.

The objectives and principles described above have informed the MDCC's decisions with respect to fiscal year 2017 compensation paid to our named executive officers.

Key Governance Principles and Executive Compensation Practices

•	Vista Outdoor's recoupment (clawback) policy reserves the right of the MDCC to recoup incentive awards from executive officers if there is a material restatement of the Company's financial results.

•	No stock options granted with an exercise price below market value on the date of grant.

•	No repricing of equity awards without stockholder approval, except in the case of certain stock splits, spin-offs or other forms of equity restructuring.

•	A double-trigger provision in our change-in-control severance plan, and no tax gross-ups paid on change-in-control benefits.

•	A stock holding requirement for executive officers.

•	No hedging or pledging of Vista Outdoor stock by our directors and officers.

•	Retention by the MDCC of a compensation consultant to provide independent, third-party advice on executive compensation.

Determination of Compensation
The MDCC consists entirely of independent directors and is responsible for setting the Company's compensation policies and approving the compensation paid to executive officers. To assist the MDCC, the MDCC has selected Semler Brossy Consulting Group, LLC ("Semler Brossy") as their compensation consultant. After considering the following six factors with respect to Semler Brossy: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultant with a member of the Compensation Committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultant or Semler Brossy with any of our executive officers, the MDCC has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy.
Before the MDCC approves compensation for the Company's named executive officers for a fiscal year, it will review the Company's executive compensation program to (1) assess ongoing market competitiveness and (2) consider both Company and individual performance.
The Company uses a Compensation Peer Group to benchmark executive compensation for officers in similar positions at comparable companies. The Company, with the help of Semler Brossy, created a Compensation Peer Group for Vista Outdoor. The Compensation Peer Group for fiscal year 2017 was made up of 14 consumer products companies with comparable sizes and business focus. Key characteristics of the Compensation Peer Group include: (1) highly engineered products, (2) a clear focus on branding and (3) a consumer-oriented business model. For fiscal year 2017, the Compensation Peer Group, which was the same group the Company designated as of the Spin-Off, consisted of the following 14 companies:

American Outdoor Brands Corporation (fka Smith & Wesson Holding Corp)	Dick's Sporting Goods, Inc.
Arctic Cat, Inc.	Garmin Ltd.
Brunswick Corp.	Jarden Corp.
Cabela's, Inc.	Polaris Industries Inc.
Callaway Golf Co.	Quiksilver, Inc.
Columbia Sportswear Co.	Sturm, Ruger & Co., Inc.
Deckers Outdoor Corp.	Wolverine World Wide, Inc.

In November 2016, the Company, with the help of Semler Brossy, revised its Compensation Peer Group for Vista Outdoor. The intention was two-fold: (1) to help ensure the peer companies continue to reflect our business focus and overall size, and (2) to build a larger-by-number, and therefore more sustainable peer group over time. In identifying potential peers, the Company screened for size-appropriate consumer discretionary or consumer staples companies with the following key characteristics:

•	Multiple Product Spaces - product lines catering to a wide variety of end-consumers.

•	Portfolio of Brands - active management of multiple brands.

•	Manufacturing Component - clear in-house manufacturing capabilities and the associated management tasks.

The revised Compensation Peer Group consists of the following 22 companies:

American Outdoor Brands Corporation (fka Smith & Wesson Holding Corp)	Hasbro, Inc.
B&G Foods, Inc.	Helen of Troy Ltd.
Brunswick Corp.	J&J Snack Foods Corp.
Callaway Golf Co.	Mattel, Inc.
Central Garden & Pet Co.	Pinnacle Foods, Inc.
Church & Dwight Co., Inc.	Polaris Industries Inc.
Columbia Sportswear Co.	PVH Corp.
Edgewell Personal Care Co.	Revlon, Inc.
Garmin Ltd.	Spectrum Brands Holdings, Inc.
G-III Apparel Group Ltd.	Tupperware Brands Corp.
Hanesbrands, Inc.	Under Armour, Inc.

The revised Compensation Peer Group described above was used by the Company to set named executive officer compensation for fiscal year 2018.

In addition to the Compensation Peer Group, the MDCC also references reported pay data from leading compensation surveys, including the most current Towers Watson CDB Executive Compensation Survey, Aon Hewitt TCM Survey, and the U.S. Mercer Benchmark Database.
The MDCC reviewed multiple market reference points for each executive officer as a guide to establish a targeted level of total direct compensation (base salary, annual incentive, and long-term incentives) for each executive officer position and was compared to the current compensation levels of the respective executive officer. The CEO then made recommendations to the MDCC on the pay levels for officers (other than himself) based on the CEO's assessment of the officer's performance.
The MDCC will continue to evaluate the Compensation Peer Group to ensure comparability, and may make changes to the Compensation Peer Group for purposes of evaluating the competitiveness of the Company's executive compensation program for future periods. The MDCC retains discretion to make adjustments such that the compensation of individual executive officers may be above or below the market references. The level of compensation for the Company's CEO is determined solely by the MDCC, with information and support from Semler Brossy.

2016 Say-on-Pay Vote
At the Company's 2016 annual meeting of stockholders, the Company submitted its executive compensation programs to an advisory stockholder vote. The stockholders overwhelmingly approved the Company's executive compensation policies and programs, with 97.6% of votes cast voting in favor of the proposal. The MDCC interpreted this result to mean that the Company's stockholders are supportive of the Company's executive compensation philosophy and program and did not make any changes thereto as a result of such vote.
Elements of the Company's Executive Compensation Program
The primary elements of the Company's executive compensation program are:

Compensation Element	Fundamental Principle Served	Objective	Competitive Positioning
Base salary	Designed to attract and retain quality talent	To provide a fixed level of cash compensation for sustained individual performance, based on level of responsibility, performance, and experience	Targeted at the 50th percentile of the market data described above
Annual incentive	Performance based/aligned with stockholder interests	To focus attention on and reward executives for their contributions to the Company's annual financial and operational performance	Target payouts are targeted at the 50th percentile of the market data described above
Long-term compensation	Performance based/aligned with stockholder interests	To align management's interests with those of the Company's stockholders through the use of stock incentive programs that help drive stockholder value over time and support retention of our executives	Target award values are targeted at the 50th percentile of the market data described above
Benefits	Designed to attract and retain quality talent	To provide a competitive total compensation program and support the retention of key executive talent	In line with peers and general market
Perquisites	Designed to attract and retain quality talent	Minimal benefits, with careful consideration to only those where perceived benefit by the executive is greater than the cost to the Company	In line with peers
The various elements afford flexibility in designing an executive compensation package and allow the MDCC to focus executive officers' efforts on both short-term and long-term business objectives. Prior to the beginning of each fiscal year, the MDCC meets at a regularly scheduled meeting to establish base salary and annual and long-term incentive compensation levels for the Company's executive officers for the following fiscal year. The MDCC approves all grants of equity awards to executive officers, and Vista Outdoor does not backdate, reprice or grant equity awards retroactively.

Compensation for Fiscal Year 2017
Base Salaries
The MDCC conducted its review of our executive officers' base salaries at the MDCC's March 2016 meeting and approved the FY2017 salaries for each named executive officer. These increases were determined necessary to remain competitive with the market. Each named executive officer's base salary for fiscal year 2017 is set forth below:

Name	Base Salary for FY2017	Percentage Increase
Mr. DeYoung	$1,081,500	3.0%
Mr. Nolan	$500,000	6.4%
Mr. Chaplin	$463,000	2.2%
Mr. Allen*	$400,000	—%
Mr. Keller*	$375,000	—%
*Messrs. Allen and Keller were hired in May 2016 after the MDCC's March 2016 meeting. Mr. Allen's base salary was increased in January 2017 to $400,000 as a result of his assuming the duties of President, Outdoor Products.

Annual Incentive Compensation Payouts for Fiscal Year 2017
In May 2016, the MDCC determined that EBIT, sales and free cash flow were the appropriate measures to drive annual Company financial performance. EBIT and sales are defined in accordance with generally accepted accounting principles and free cash flow is defined as cash provided from operations less capital expenditures plus asset sales. The performance goals were weighted 33% on the Company’s EBIT, 34% on the Company’s sales and 33% on the Company’s free cash flow. The target level of performance established for each performance goal was based on the Company's financial performance expectations for fiscal year 2017. The target levels of performance were considered by the MDCC and management to be challenging but achievable.
Annual incentive compensation is typically paid under the Company's Executive Officer Incentive Plan, a cash-based pay-for-performance plan. In May 2017, the MDCC evaluated the Company's results on each of the performance goals for the fiscal year ended March 31, 2017 and determined that the Company's financial performance did not achieve the threshold performance levels for sales, free cash flow or EBIT. The overall results were:

Goals ($ in Millions)	Threshold Performance Goal	Target Performance Goal	Maximum Performance Goal	Reported Results
EBIT	$282	$313	$344	$(207)
Sales	$2,630	$2,770	$2,910	$2,547
Free Cash Flow*	$130	$145	$160	$38
*Free cash flow was defined to be cash provided from operations less capital expenditures plus asset sales.
As the threshold performance goals were not met, no annual incentive payments were made to named executive officers for fiscal year 2017 and no adjustments were made for any of the executive officers named in this proxy statement.

The following table sets forth the threshold, target and maximum annual incentive compensation amounts established by the MDCC, and the actual cash incentive paid for fiscal year 2017 performance for each of the named executive officers:

	FY2017 Annual Cash Incentive Amounts			Actual
	Threshold	Target	Maximum	Incentive Paid
Mr. DeYoung	$648,900	$1,297,800	$2,595,600	$—
Mr. Nolan	$187,500	$375,000	$750,000	$—
Mr. Chaplin	$150,475	$300,950	$601,900	$—
Mr. Allen*	$91,068	$182,137	$364,274	$—
Mr. Keller*	$83,733	$167,466	$334,932	$—
*Bonuses pro-rated based on days employed during fiscal year 2017 and, for Mr. Allen, an increase in his annual target incentive from 50% to 55% of is base salary in connection with his assumption of duties as President, Outdoor Products in January 2017.

Fiscal Year 2018 Compensation Decisions
Base Salaries
The MDCC conducted its review of our executive officers' base salaries at the MDCC's March 2017 meeting and approved the current base salaries for each named executive officer. These increases were determined necessary to remain competitive with the market. Each named executive officer's base salary for fiscal year 2018 is set forth below:

Name	Base Salary for FY2018	Percentage Increase
Mr. DeYoung	$1,081,500	—%
Mr. Nolan	$515,000	3.0%
Mr. Chaplin	$476,890	3.0%
Mr. Allen	$400,000	—%
Mr. Keller	$386,250	3.0%
Mr. DeYoung voluntarily declined consideration for a base salary increase for fiscal year 2018. Mr. Allen did not receive a merit increase for fiscal year 2018 as his promotion to a base salary of $400,000 in connection with his assumption of duties as President, Outdoor Products in January 2017 was inclusive of merit.
Annual Incentive Compensation
The goal-setting process for the Company's annual incentive compensation program begins with the CEO working with the MDCC to establish performance measures that will provide the appropriate incentives to management for achieving the Company's annual financial performance goals. The CEO then works with management to design internal strategic business plans to achieve the annual financial goals. These goals are presented to Vista Outdoor's Board of Directors for discussion and approval. The MDCC considers the strategic business plans as presented to the Board of Directors when approving the performance goals for executive officer annual incentive compensation.
In May 2017, the MDCC set the performance goals for the annual incentive compensation program for the fiscal year ending March 31, 2018 under the Company's Executive Officer Incentive Plan. The MDCC concluded that Company EBIT, sales and free cash flow continue to be the appropriate measures to drive annual Company financial performance. For the Segment Presidents, Mr. Allen (Outdoor Products) and Mr. Keller (Shooting Sports), Segment-level gross profit, sales and days inventory outstanding measures are also used. EBIT, sales and gross profit are defined in accordance with generally accepted accounting principles. Free cash flow is defined as cash provided from operations less capital expenditures plus asset sales, and days inventory outstanding is defined as year-end inventory divided by total cost of goods sold multiplied by 365.
For named executive officers other than Messrs. Allen and Keller, the performance goals are weighted 33% on the Company's EBIT, 34% on the Company's sales and 33% on the Company's free cash flow. For each of Messrs. Allen and Keller, the performance goals are weighted 16.5% on the Company's EBIT, 17% on the Company's sales and 16.5% on the Company's free cash flow, plus 16.5% on the Segment's gross profit, 17% on the Segment's sales and 16.5% on the Segment's days inventory outstanding.

The target level of performance established for each performance goal is based on the Company's or Segment's, as applicable, financial performance expectations for fiscal year 2018. The target levels of performance are considered by the MDCC and management to be challenging but achievable. Vista Outdoor is not providing any guidance, nor updating any prior guidance of its future performance, by reference to these targets.
When setting these performance goals, the MDCC also specified that, in determining and calculating the performance results at the end of the fiscal year, adjustments may, in the MDCC's sole discretion, be made (in accordance with the provisions of the Executive Officer Incentive Plan) to eliminate the negative or positive effects of:

•	charges for extraordinary items and other unusual or non-recurring items of loss or gain;

•	asset impairments; litigation or claim judgments or settlements;

•	changes in the Internal Revenue Code or tax rates;

•	changes in accounting principles (including the impact of any changes in accounting policies);

•	changes in other laws, regulations or other principles affecting reported results;

•	charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities;

•
gains or losses from the acquisition or disposition of businesses or assets (including the operating results and related transaction costs of any acquisition or disposition of businesses or assets) or from the early extinguishment of debt; and

•	foreign currency exchange gains or losses.

Actual performance will be measured following the end of the performance period. The MDCC retains the discretion to adjust incentive payment amounts downward after the adjustments have been calculated.
As part of the annual review of individual executive officer compensation levels, the MDCC reviewed and established the annual incentive payment opportunity (expressed as a percentage of base salary) for threshold, target and maximum performance for each executive officer. The target percentage amount for each executive officer was set to be near the market median for the respective officers in similar positions within the applicable benchmarking information. The MDCC established the maximum payout opportunity as 200% of target. Seventy-five percent (75%) of the incentive payout is fixed and twenty-five percent (25%) is dependent on individual performance. No payment will be earned for a performance measure unless performance meets the threshold level. The percentages for each named executive officers are as follows:

	Annual Cash Incentive Targets (as % of base salary)
	Threshold	Target	Maximum
Mr. DeYoung	60%	120%	240%
Mr. Nolan	37.5%	75%	150%
Mr. Chaplin	32.5%	65%	130%
Mr. Allen	27.5%	55%	110%
Mr. Keller	27.5%	55%	110%

Long-Term Incentive Compensation
The Company's Board of Directors has adopted the Vista Outdoor 2014 Stock Incentive Plan for the benefit of certain of our employees, consultants and directors. We make all equity-based grants pursuant to the 2014 Stock Incentive Plan.
The MDCC determines the framework and goals for the Company's long-term incentive compensation program. When considering the long-term incentive program design for fiscal years 2018-2020, the MDCC reviewed the current construct of compensation being delivered through long-term incentive awards.
The key elements and objectives of the long-term incentive program for the Company's executive officers are shown below. Grants of each of the equity elements described in the table below (performance shares, RSUs and stock options) intended to compensate for fiscal year 2018 (or, with respect to performance shares, for the three-year performance period beginning in fiscal year 2018) were approved and granted by the MDCC in the final month of fiscal year 2017 and thus appear in the Summary Compensation and Grants of Plan-Based Awards tables that are included in this proxy statement.

Fiscal Year 2018-2020 Long-Term Incentive Compensation Program

Type of Award	Value	Objectives	Key Terms
Performance Shares (if earned, to be paid out in shares of Vista Outdoor common stock)	50% of long-term incentive opportunity	Balance sales growth with effective capital management, as well as market returns
Measured over a three-year period: (1) sales performance averaged over three consecutive annual periods (35% weighting); (2) return on invested capital averaged over the three-year period (30% weighting); (3) total stockholder return: relative three-year return compared to the S&P Midcap 400 Index (excluding companies in the Financial sector) (35% weighting)

RSUs	30% of long-term incentive opportunity	Retention, with underlying value driven by stock-price performance	Equal annual installment vesting over a three-year period
Stock Options	20% of long-term incentive opportunity	Long-term stock price appreciation	Exercise price equal to fair market value of Vista Outdoor stock on the date of grant; equal annual installment vesting over a three-year period; 10-year term
* The value of performance shares and RSU grants are determined using the closing sale price of Vista Outdoor common stock on the grant date of the award. The value of stock option grants is determined using the Black-Scholes option pricing model on the grant date of the award.

For the fiscal year 2018-2020 performance growth period, three metrics, as noted in the table above, were selected to achieve the Company's objective of providing a strong balance between (a) growth and returns, (b) financial performance and market performance, and (c) absolute performance and relative performance. These metrics are sales, return on invested capital (ROIC), and total stockholder return (TSR), and are described in more detail below:

Component	Weight	Metric
Sales	35%
Annual sales goals will be set for each year of the three-year cycle. The three annual payout percentages will be averaged to determine the final payout for this component.
It is anticipated that these goals will be the same as the sales goal in the Company's annual incentive program with payouts determined as follows:

			% of Target Payout
		Threshold	50%
		Target	100%
		Maximum	200%
ROIC	30%	ROIC will be calculated as the Company's average ROIC over the three-year performance period as described below.
			% of Target Payout
		Threshold	50%
		Target	100%
		Maximum	200%
TSR	35%
TSR will be calculated over the three-year performance period and compared to the S&P Midcap 400 Index (excluding companies in the financial sector). The average of the closing stock prices on the 30 trading days prior to the start and prior to the end of the three-year performance period will be used in the calculation. Vista Outdoor's results will be compared to the S&P Midcap 400 Index (excluding companies in the financial sector) to determine the payout as follows:

			%ile Achievement	% of Target Payout
		Threshold	25th	50%
		Target	50th	100%
		Maximum	75th	200%

For all measures, no payout will be made if performance falls short of threshold, and the actual amounts payable will be interpolated on a straight-line basis between the threshold and target or between the target and maximum, as applicable. The target levels of performance are considered by the MDCC and management to be challenging but achievable.

When setting the goals, the MDCC also specified that in determining and calculating the performance results at the end of the performance period, adjustments may, in the MDCC's sole discretion, be made to eliminate the negative or positive effects of:

•	charges for extraordinary items and other unusual or non-recurring items of loss or gain;

•	asset impairments;

•	litigation or claim judgments or settlements;

•	changes in the Internal Revenue Code or statutory tax rates;

•	changes in accounting principles (including the impact of any changes in accounting policies);

•	changes in other laws or regulations affecting reported results;

•	charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities;

•
gains or losses from the acquisition or disposition of businesses or assets (but only with respect to transaction and transition/integration costs arising from any acquisition or disposition of businesses or assets) or from the early extinguishment of debt;

•	calculation of invested capital in any year as being the average of the invested capital at the beginning of the fiscal year and at the end of each of the 12 months in that fiscal year;

•
reduction in invested capital for any acquisition of 50% of the purchase price in the first 12 months following any acquisition, 40% in the second 12 month period, and 20% in the third 12 month period; and

•	foreign currency exchange gains or losses.
Actual performance will be measured following the end of the performance period. The MDCC retains the discretion to adjust incentive payment amounts downward after the adjustments have been calculated.

In March 2017, the MDCC approved the amount of each executive officer's long-term incentive award opportunity based on the MDCC's review and assessment of the market competitiveness of the officers' target level of total direct compensation, including long-term incentive compensation. The amounts of the awards are shown in the Grants of Plan-Based Awards table in this proxy statement.

Recoupment and Forfeiture
The Company has in place a recoupment policy that reserves the right of the MDCC to recoup any incentive awards from an executive officer if there is a material restatement of the Company's financial results. If the MDCC determines a recoupment is appropriate in the exercise of its discretion, considering all the facts and circumstances, the executive officer shall forfeit and pay back a portion, or all, of the outstanding or previously granted awards as determined by the MDCC. This includes awards that are deferred into the Vista Outdoor Nonqualified Deferred Compensation Plan.
Benefits
Vista Outdoor provides certain benefits to our named executive officers in the form of health, welfare, and retirement benefits. We do so to support the attraction and retention of highly skilled executives. The Company's benefits programs offer flexibility and choice. Under our benefit programs, employees have the opportunity to choose which benefits fit their personal family and financial needs.
Health and Welfare Benefits. Our executive officers participate in the same health and welfare programs as all other Company employees.
Retirement Benefits. In general, our executive officers participate in the standard employee retirement programs. Supplemental executive retirement plans are also provided. See the discussion in this proxy statement under the headings "Pension Benefits" and "Nonqualified Deferred Compensation."
Nonqualified Deferred Compensation. We offer a nonqualified deferred compensation plan as a tool for our key employees to plan for their financial future. This plan is designed to allow for retirement savings above the limits imposed by the Internal Revenue Service for 401(k) plans on a tax-deferred basis. In general, beyond the potential for a small 401(k) make-up match included in the Summary Compensation Table, amounts credited to an employee's account under the plan reflect the employee's voluntary deferral of compensation. All accounts are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more investment alternatives selected by the participant under the terms of the plan. These investment choices are generally the same as those offered to all Company employees through the Company's 401(k) Plan. Balances in the deferred compensation plan reflect amounts that have accumulated over time.

Severance. From time to time, we need to offer an executive officer a severance package in connection with a termination of employment. Generally, the package is aligned with the benefits outlined in the Company's Executive Severance Plan. In certain circumstances, we may offer additional severance benefits to facilitate successful organizational transitions. The Executive Severance Plan is in keeping with competitive norms, and it will be periodically benchmarked against the market. Payments made under this plan are described below under the heading "Potential Payments Upon Termination or Change in Control."
Change-in-Control. Executive officers participate in our Income Security Plan, which provides for severance payments under certain circumstances following a change-in-control of the Company. We believe this plan helps ensure that our officers will remain focused on the best interests of our stockholders during periods of uncertainty regarding the officers' future employment prospects. Payments under this plan are not triggered solely by a change-in-control, but rather by termination of employment (that meets certain conditions specified in the plan) following a change-in-control. Periodically the MDCC reviews the plan design against market competitive practices for such plans.
Perquisites
Vista Outdoor provides minimal perquisites to our named executive officers, to help ensure our overall executive rewards are competitive and in keeping with our principal orientation to more direct elements of pay (i.e., base salaries and performance-based incentives). For fiscal year 2017, the perquisite package included the following components:

•	Executive disability insurance

•	Executive health exams

•	Umbrella liability insurance program
None of the perquisites listed above include a tax gross-up. These perquisites for fiscal year 2017 represent less than 1% of any executive officer's total compensation reflected in the Summary Compensation Table. All perquisites paid to our named executive officers are disclosed in the Summary Compensation Table under the "All Other Compensation" column.
Compensation Outside of the Standard Program
In certain circumstances, such as hiring a new executive, we may provide compensation outside our standard executive compensation program.
When we offer employment to a new executive, we follow the guidelines in our executive compensation philosophy, unless individual circumstances, combined with competitive market practices, require us to include additional compensation (e.g., signing bonus or special equity grant) to attract and retain the executive talent we need. In general, we do not pay our executives additional compensation for special projects or program results. We believe that we provide a fair and competitive total compensation package to our executives for delivering business results that are expected and subsumed under our pay-for-performance philosophy.
Executive Officer Stock Holding Requirement
Each executive officer is required to retain at least 50% of the net shares (remaining after taxes are withheld) of Vista Outdoor common stock acquired as compensation through separation of service to ensure that executives' interests and actions are aligned with the interests of the Company's stockholders. This approach underscores an ownership mentality for our executives, which we hold as a cornerstone of our overall approach to compensation.
The MDCC periodically reviews the holdings of executives to ensure compliance with the stock holding requirement and has determined that each named executive officer is currently in compliance with the requirement. These shares must be held until the executive leaves the Company or is no longer an executive officer.
No Hedging or Pledging of Vista Outdoor Stock
In accordance with Company practice, Vista Outdoor's executive officers have provided written representations to the Company that they do not hedge the economic risk of ownership of Vista Outdoor common stock and have not pledged any of their shares of Vista Outdoor stock during the last fiscal year.

Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established objective performance criteria and must be pursuant to a plan that has been approved by the Company's stockholders.
While the MDCC generally seeks to take advantage of favorable tax treatment in implementing the Company's executive compensation programs, the MDCC has authorized and may in the future authorize compensation that does not qualify for tax deductibility in circumstances in which the MDCC believes it is necessary or appropriate to give priority to other objectives of the Company. Certain compensation arrangements created or modified as a result of the Spin-Off may not be deductible.
Compensation Risk Assessment Process and Conclusion
Vista Outdoor believes that its incentive compensation programs are designed and administered in a manner that discourages excessive or inappropriate risk taking by employees, for the following reasons:

1.
Adequate oversight of program design and metrics is exercised by either the MDCC, which approves all elements of executive compensation, or the corporate human resources and/or finance departments for programs covering all other employees. Appropriate controls are in place to ensure that incentive compensation programs follow the Company's policies and practices.

2.	Compensation programs provide a balanced mix of cash and equity, and annual and long-term incentives.

3.
Performance metrics are formulaic (sales, earnings before interest and taxes ("EBIT"), return on capital, free cash flow, and total stockholder return) and are balanced in order to create a greater focus on sustained value creation over time. In setting the performance metrics, the MDCC selects adjustment factors to be used in calculating results in order to eliminate inappropriate influence in the management decision-making process.

4.	Equity awards are subject to extended, laddered vesting schedules, which reduces the emphasis on and impact of any single vesting date or performance period.

5.	Maximum payout levels for annual and long-term incentive compensation for all employees are capped, and there is limited discretion for varying payments based on individual performance.

6.	The MDCC has discretion to recoup incentive payments in the event there is a material restatement of the Company's financial results.

7.	Executive officers and other management employees are subject to share-retention requirements.

8.	Compensation administration and payments are regularly audited by both internal and external auditors.

NAMED EXECUTIVE OFFICER COMPENSATION
The Summary Compensation Table and other tables below provide information concerning the compensation of the Company's named executive officers for the fiscal year ended March 31, 2017, as well as information regarding outstanding equity grants, pension and non-qualified deferred compensation benefits and potential payments upon termination or a change in control with respect to the Company.

SUMMARY COMPENSATION TABLE
The following table shows the cash and non-cash compensation awarded to or earned by the Chief Executive Officer, Chief Financial Officer and each of our other named executive officers during fiscal year 2017. Please note that, that Messrs. Allen and Keller were not named executive officers in the 2016 proxy statement.

Name and Principal Position	Year (1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(6)	Non-equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
Mark W. DeYoung	FY17	$1,081,500	$—	$3,032,751	$699,994	$—	$372,586	$131,806	$5,318,637
Chairman and	FY16	$1,050,000	$—	$3,004,653	$699,997	$1,629,600	$253,595	$141,317	$6,779,162
Chief Executive Officer	FY15	$1,064,687	$—	$8,016,992	$699,999	$1,810,507	$1,297,973	$355,432	$13,245,590
Stephen M. Nolan	FY17	$500,000	$—	$713,976	$164,797	$—	$34,458	$51,353	$1,464,584
Senior Vice President and	FY16	$470,000	$268,125	$686,770	$159,999	$474,136	$39,902	$60,079	$2,159,011
Chief Financial Officer	FY15	$376,686	$368,125	$1,116,657	$131,592	$477,567	$88,126	$76,262	$2,635,015
Scott D. Chaplin	FY17	$463,000	$—	$495,853	$114,447	$—	$—	$73,943	$1,147,243
Senior Vice President,	FY16	$453,125	$324,844	$476,929	$111,107	$457,113	$—	$230,387	$2,053,505
General Counsel and Secretary	FY15	$432,955	$324,844	$952,212	$104,998	$407,939	$—	$99,533	$2,322,481
David D. Allen	FY17	$347,692	$—	$561,466	$79,990	$—	$—	$268,957	$1,258,105
President,
Outdoor Products
Robert J. Keller	FY17	$338,942	$—	$498,019	$77,241	$—	$—	$372,654	$1,286,856
President,
Shooting Sports

(1)	The years reported are the Company’s fiscal years ended March 31, 2017, March 31, 2016 and March 31, 2015, respectively.

(2)	Amounts in this column include amounts, if any, deferred at the direction of the executive officer pursuant to the Company's 401(k) Plan or Nonqualified Deferred Compensation Plan.

(3)
The amounts in the column reflect payments made to Mr. Chaplin and Mr. Nolan in connection with a two-installment retention bonus, which was approved by ATK’s Compensation Committee prior to the Spin-Off. The installments were paid on February 9, 2015 and February 9, 2016 respectively.

(4)
This column shows the aggregate grant date fair value computed in accordance with generally accepted accounting principles in the United States. The amounts in this column are calculated based on the number of shares awarded multiplied by the closing price of the Company's common stock on the date of grant for RSU awards and for the components of the awards of performance shares that are subject to financial performance growth measures. The fair value of the component of the awards of performance shares subject to a total stockholder return measure is determined by an integrated Monte Carlo simulation model. The amounts that relate to long-term incentive compensation awards of performance shares are calculated at the target payout level. (The amounts do not reflect the actual amounts that may vest or be earned by the executive officers.) The assumptions used in calculating the aggregate grant date fair value of the awards are disclosed in Note 14 to the consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

With respect to grants for fiscal year 2018 (made in March 2017), the value of the annual RSU awards and the target value for the fiscal year 2018-2020 performance shares, each of which were granted in fiscal year 2017 and reflected in the above table for each of the named executive officers, are shown separately in the table below:

Name	RSU	FY 2018 - 2020 Performance Shares
Mr. DeYoung	$1,049,996	$1,982,755
Mr. Nolan	$247,184	$466,792
Mr. Chaplin	$171,671	$324,182
Mr. Allen	$119,988	$226,594
Mr. Keller	$115,863	$218,797
The maximum value for the fiscal year 2018-2020 performance shares (which were granted in fiscal year 2017) for each of the named executive officers is shown in the table below:

Name	FY 2018 - 2020 Performance Shares
Mr. DeYoung	$3,965,510
Mr. Nolan	$933,584
Mr. Chaplin	$648,364
Mr. Allen	$453,188
Mr. Keller	$437,594

(5)
Fiscal year 2017 awards of RSUs and performance shares for Messrs. Allen and Keller were made later than other named executive officers in May 2016 (during fiscal year 2017) upon Messrs. Allen's and Keller's dates of hire with the Company. This column shows the aggregate grant date fair value computed in accordance with generally accepted accounting principles in the United States. The amounts in this column are calculated based on the number of shares awarded multiplied by the closing price of the Company's common stock on the date of grant for RSU awards and for the components of the awards of performance shares that are subject to financial performance growth measures. The fair value of the component of the awards of performance shares subject to a total stockholder return measure is determined by an integrated Monte Carlo simulation model. The amounts that relate to long-term incentive compensation awards of performance shares are calculated at the target payout level. (The amounts do not reflect the actual amounts that may vest or be earned by the executive officers). The assumptions used in calculating the aggregate grant date fair value of the awards are disclosed in Note 14 to the consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

The value of the annual RSU awards and the target value for the fiscal year 2017-2019 performance shares, each of which were granted in fiscal year 2017, and reflected in the above table for Messrs. Allen and Keller, are shown separately in the table below:

Name	RSU	FY 2017 - 2019 Performance Shares
Mr. Allen	$184,978	$214,884
Mr. Keller	$140,623	$163,359
The maximum value for the fiscal year 2017-2019 performance shares (which were granted in fiscal year 2017) for each of the named executive officers is shown in the table below:

Name	FY 2017 - 2019 Performance Shares
Mr. Allen	$429,768
Mr. Keller	$326,718

(6)
The amount in this column shows the aggregate grant date fair value computed in accordance with generally accepted accounting principles in the United States. The amount is based on the fair value of the stock option award as estimated using the Black‑Scholes option‑pricing model multiplied by the number of shares subject to the option award. The assumptions used to arrive at the Black‑Scholes value are disclosed in Note 14 to the consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

(7)
For fiscal year 2017, these amounts represent payment of annual incentive compensation earned with respect to the fiscal year ended March 31, 2017. The annual incentive compensation program and payments were based on achievement of performance goals approved by the Committee following an evaluation of the Company’s financial performance These performance goals as described in further detail above under "Compensation Discussion and Analysis - Compensation for Fiscal Year 2017 - Annual Incentive Compensation Payouts for Fiscal Year 2017". Annual cash incentive payments to the named executive officers for fiscal year 2017 were calculated as a function of each named executive officer's approved base salary and annual cash incentive opportunity. Amounts in this column include amounts, if any, deferred at the direction of the executive officer pursuant to the Company's 401(k) Plan or Nonqualified Deferred Compensation Plan.

(8)
The amounts in this column represent the aggregate change in the actuarial present value of the officer's accumulated retirement benefits under either the Company's Pension and Retirement Plan and the Company's Defined Benefit Supplemental Executive Retirement Plan. Messrs. Chaplin, Allen, and Keller do not participate in defined benefit retirement plans. See the "Pension Benefits" section in this proxy statement for additional information. No above‑market or preferential earnings on any nonqualified deferred compensation was paid to the officers during the last fiscal year and, accordingly, no such amounts are reflected above.

(9)
The table below shows the components of this column for fiscal year 2017, which include perquisites, and Company matching contributions (and non-elective contributions for Mr. Chaplin) to the Company's defined contribution plans. The amounts represent the amount paid or accrued by, or the incremental cost to, the Company.

Name	Disability Insurance Premium	401(k) Plan Contributions	DC SERP Plan Contributions	Umbrella Policy	Tax Gross-Ups (1)	Relocation-Related Expenses (2)	Other Perquisites (3)
Mark W. DeYoung	$3,845	$13,926	$109,723	$3,917	$—	$—	$395
Stephen M. Nolan	$2,610	$14,694	$31,576	$1,417	$—	$—	$1,056
Scott D. Chaplin	$2,914	$19,978	$48,950	$1,417	$—	$—	$684
David D. Allen	$1,634	$21,877	$—	$1,417	$14,066	$228,772	$1,191
Robert J. Keller	$2,158	$20,985	$—	$1,417	$123,591	$221,414	$3,089

(1)
The amounts shown for Messrs. Allen and Mr. Keller are for taxes related to the reimbursement of relocation expenses in connection with their moves to Vista Outdoor’s Utah headquarters and Minnesota location, respectively.

(2)
The amounts in this column consist of reimbursement for relocation-related expenses in connection with Messrs. Allen and Keller's moves to Vista Outdoor’s Utah headquarters and Minnesota location, respectively.

(3)	The amounts reflected in this column are in relation to the costs for executive annual physical examinations, and entertainment related to business events.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes the grants of equity and non-equity plan-based awards made to the executive officers named in the Summary Compensation Table during the fiscal year ended March 31, 2017. The non-equity awards were granted under the Company's Executive Officer Incentive Plan, and the equity awards were granted under the Company's 2014 Stock Incentive Plan.

Name	Grant Date (1)	Incentive Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Mark W. DeYoung		Annual (3)	$648,900	$1,297,800	$2,595,600
	3/13/2017	Long-Term Stock (4)				42,850	85,700	171,400				$1,982,755
	3/13/2017	RSU (5)							51,420			$1,049,996
	3/13/2017	Stock Options (6)								70,778	$20.42	$699,994

Stephen M. Nolan		Annual (3)	$187,500	$375,000	$750,000
	3/13/2017	Long-Term Stock (4)				10,088	20,176	40,352				$466,792
	3/13/2017	RSU (5)							12,105			$247,184
	3/13/2017	Stock Options (6)								16,663	$20.42	$164,797

Scott D. Chaplin		Annual (3)	$150,475	$300,950	$601,900
	3/13/2017	Long-Term Stock (4)				7,006	14,012	28,024				$324,182
	3/13/2017	RSU (5)							8,407			$171,671
	3/13/2017	Stock Options (6)								11,572	$20.42	$114,447

David D. Allen		Annual (3)	$91,068	$182,137	$364,274
	3/13/2017	Long-Term Stock (4)				4,897	9,794	19,588				$226,594
	3/13/2017	RSU (5)							5,876			$119,988
	3/13/2017	Stock Options (6)								8,088	$20.42	$79,990
	5/9/2016	Long-Term Stock (8)				1,945	3,891	7,782				$214,884
	5/9/2016	RSU (9)							3,891			$184,978

Robert J. Keller		Annual (3)	$83,733	$167,466	$334,932
	3/13/2017	Long-Term Stock (4)				4,728	9,457	18,914				$218,797
	3/13/2017	RSU (5)							5,674			$115,863
	3/13/2017	Stock Options (6)								7,810	$20.42	$77,241
	5/9/2016	Long Term-Stock (8)				1,479	2,958	5,916				$163,359
	5/9/2016	RSU (9)							2,958			$140,623

(1)
For equity awards, the grant date is the date the Compensation Committee of the Company's Board of Directors met and approved the awards or, with respect to Mr. Allen for grants during periods prior to the date he became an executive officer, the date the Chief Executive Officer approved the awards.

(2)
The amount assumes that the threshold level of performance is achieved for each of the three metrics of the long-term incentive award for the fiscal year 2018-2020 performance period. The three performance metrics and their respective weightings are described above in "Compensation Discussion and Analysis - Fiscal Year 2018 Compensation Decisions - Long-Term Incentive Compensation."

(3)
The amounts for each officer reflect the potential cash payout for the fiscal year 2017 annual incentive program if all performance measures are satisfied at the applicable level. The actual amount paid with respect to such plan appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. The material terms of the award are described above in "Compensation Discussion and Analysis - Compensation for Fiscal Year 2017 - Annual Incentive Compensation Payouts for Fiscal Year 2017."

(4)
Each column in this row shows the number of shares of common stock that may be paid out for the fiscal year 2018-2020 performance period if all performance metrics are satisfied at the applicable level. The payout will be determined after the fiscal year ending March 31, 2020. The material terms of the award are described above under "Compensation Discussion and Analysis - Fiscal Year 2018 Compensation Decisions - Long-Term Incentive Compensation."

(5)
The number of RSUs shown in this row represents the actual number of RSUs granted to the named executive officers on March 13, 2017. All RSUs shown in this row vest in three equal annual installments beginning on the first anniversary of the grant date.

(6)
The number of stock options shown in this row represents the actual number of options granted to the named executive officers on March 13, 2017. The option exercise price is the closing sale price of a share of the Company's common stock on the New York Stock Exchange on the date of grant. The stock options vest in three equal annual installments starting on the first anniversary of the grant date.

(7)
This column shows the full grant date fair value of the equity awards under FASB ASC Topic 718. Generally, for the long-term stock incentive awards relating to performance metrics, the full grant date fair value is the amount the Company could expense in its financial statements over the awards' performance period assuming performance is achieved at the target level for each of the three performance metrics. Assumptions made in the calculations of these amounts may be found in Note 14 to the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

(8)
For Messrs. Allen and Keller hired in May 2016, each column in this row shows the number of shares of common stock that may be paid out for the fiscal year 2017-2019 performance period if all performance metrics are satisfied at the applicable level. The payout will be determined after the fiscal year ending March 31, 2019. The material terms of the award are described above in "Compensation Discussion and Analysis - Fiscal Year 2017 Compensation Decisions - Long-Term Incentive Compensation."

(9)
The number of RSUs shown in this row represents the actual number of RSUs granted to Messrs. Allen and Keller on May 9, 2016, their date of hire with the Company. All RSUs shown in this row vest in three equal annual installments beginning on the first anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows the unexercised stock options, restricted stock not vested, RSUs not vested and performance share awards not earned as of March 31, 2017 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mark W. DeYoung	3/6/2012	117,830	—	$15.27	3/6/2022	—	$—	—	$—
	3/5/2013	105,262	—	$17.68	3/5/2023	—	$—	—	$—
	3/11/2014	44,234	—	$35.86	3/11/2024	—	$—	—	$—
	3/23/2015	31,236	15,618	$42.75	3/23/2025	66,735	$1,374,074	20,467	$421,416
	3/21/2016	15,586	31,174	$52.09	3/21/2026	13,438	$276,688	16,797	$345,850
	3/13/2017	—	70,778	$20.42	3/13/2027	51,420	$1,058,738	42,850	$882,282

Stephen M. Nolan	7/31/2013	2,608	—	$25.03	7/31/2023	—	$—	—	$—
	3/11/2014	4,202	—	$35.86	3/11/2024	—	$—	—	$—
	3/23/2015	5,872	2,936	$42.75	3/23/2025	7,979	$164,288	3,847	$79,210
	3/21/2016	3,562	7,126	$52.09	3/21/2026	3,072	$63,252	3,839	$79,045
	3/13/2017	—	16,663	$20.42	3/13/2027	12,105	$249,242	10,088	$207,712

Scott D. Chaplin	10/1/2012	7,518	—	$13.97	10/1/2022	—	$—	—	$—
	3/5/2013	14,542	—	$17.68	3/5/2023	—	$—	—	$—
	3/11/2014	5,804	—	$35.86	3/11/2024	—	$—	—	$—
	3/23/2015	4,684	2,334	$42.75	3/23/2025	7,083	$145,839	3,070	$63,211
	3/21/2016	2,474	4,948	$52.09	3/23/2026	2,133	$43,918	2,666	$54,893
	3/13/2017	—	11,572	$20.42	3/13/2027	8,407	$173,100	7,006	$144,254

David D. Allen	5/9/2016	—	—	$—	—	3,891	$80,116	1,945	$40,048
	3/13/2017	—	8,088	$20.42	3/13/2027	5,876	$120,987	4,897	$100,829

Robert J. Keller	5/9/2016	—	—	$—	—	2,958	$60,905	1,479	$30,453
	3/13/2017	—	7,810	$20.42	3/13/2027	5,674	$116,828	4,728	$97,350

(1)	For a better understanding of this table, we have included an additional column showing the grant dates of stock options, restricted stock, RSUs and performance share awards.

(2)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)
Includes restricted stock and RSU awards. Restricted stock and RSU awards generally vest in three equal annual installments beginning on the first anniversary of the grant date, except for the staking grant restricted stock award (58,548 shares of which remain unvested) granted to Mr. DeYoung on March 23, 2015, which has two remaining installments vesting equally on the third and fourth anniversaries of the grant date, and except for the staking grant RSU awards granted to Messrs. Nolan and Chaplin on March 23, 2015, which vest in two equal installments on the second and third anniversary of the grant date, with the remaining balance of the RSUs (6,440 RSUs for Mr. Nolan and 5,855 RSUs for Mr. Chaplin) vesting on March 23, 2018.

(4)
The amounts in this column were calculated using a per share value of $20.59, the closing price of the Company's common stock as reported on the New York Stock Exchange on March 31, 2017, the last trading day of the fiscal year.

(5)
The amounts shown reflect the payout of the performance shares based on achievement at the threshold level of performance. The vesting and payout of any performance shares for the respective performance periods ending on March 31 will be determined after the corresponding fiscal year ending March 31, based on the actual achievement of specified performance goals.

(6)
These shares correspond to a long-term incentive award relating to performance metrics (revenue growth (based on three successive one-year measurement periods), return on invested capital over a three-year period and total stockholder return over a three-year period) for the period of April 1, 2015 through March 31, 2018 for awards granted on March 23, 2015, April 1, 2016 through March 31, 2019 for the awards granted on March 21, 2016, and for the period of April 1, 2017 through March 31, 2020 for the awards grants on March 13, 2017.

OPTION EXERCISES AND STOCK VESTED
The following table provides information for the executive officers named in the Summary Compensation Table regarding the exercise of stock options and vesting of restricted stock and RSUs during the fiscal year ended March 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Mark W. DeYoung	—	—	80,168	$1,656,066
Stephen M. Nolan	—	—	13,364	$288,973
Scott D. Chaplin	—	—	12,872	$265,986

(1)
The value realized was determined by multiplying the number of vested shares by the closing market price of the Company’s stock on the date of vesting. If the vesting fell on a weekend or holiday, the closing market price of the Company’s common stock on the business day preceding the vesting date was used to determine the value realized. The number of shares of restricted stock that vested for each of the officers is as follows:

Name	Vesting Date	Number of Shares
Mr. DeYoung	3/11/2017	5,998
	3/21/2017	6,719
	3/23/2017	37,461
	3/31/2017	29,990
Mr. Nolan	7/13/2016	432
	3/11/2017	570
	3/21/2017	1,535
	3/23/2017	7,979
	3/31/2017	2,848
Mr. Chaplin	3/11/2017	788
	3/21/2017	1,066
	3/23/2017	7,082
	3/31/2017	3,936

The Company withheld shares of common stock from each officer having a value equal to the applicable tax withholding requirement.

PENSION BENEFITS
Vista Outdoor Retirement Plan
Currently, Messrs. DeYoung and Nolan participate in the Vista Outdoor Inc. Pension and Retirement Plan (the "Vista Outdoor Retirement Plan"). This qualified defined benefit plan is funded by employer contributions. None of our other named executive officers participate in the Vista Outdoor Retirement Plan, and the plan will not be open to any new Vista Outdoor executives hired.
On January 31, 2013, the ATK Committee approved amendments to ATK’s qualified retirement plans to freeze the current pension formula benefits effective June 30, 2013 for affected employees who earn a benefit under ATK's qualified retirement plans and to implement a new cash balance formula (the "Cash Balance Formula") in those plans applicable to pay and service starting July 1, 2013. These amendments were mirrored in the Vista Outdoor Retirement Plan and DB SERP (as defined below). The Cash Balance Formula provides each affected employee with pay credits (ranging from 2.5% to 4.0% of pay) based on the sum of that employee’s age plus years of pension service as of December 31 of each calendar year, plus 4% annual interest credits. The values reported for Messrs. DeYoung and Nolan in the Summary Compensation Table and the Pension Benefits Table reflect these changes.
Due to acquisitions and benefit plan mergers, the ATK qualified retirement plan contained various benefit formulas that applied to certain groups of employees. These benefit formulas were mirrored in the Vista Outdoor Retirement Plan for the periods covered. For the portion of their benefits earned prior to July 1, 2013, Mr. DeYoung is covered by ATK's Aerospace Pension Plan formula and Mr. Nolan is covered by ATK's Pension Equity Plan formula. For periods subsequent to July 1, 2013, Messrs. DeYoung's and Nolan's pension benefits will be calculated under the Cash Balance Formula.
Each portion of the pension benefit will be payable separately. Different payment forms and commencement dates may be elected for the different pieces of the benefit. The elements of compensation used in applying the various payment and benefit formulas generally include base salary plus annual incentive payments (actually paid through the month of termination of employment), up to the applicable IRS maximum compensation limit. Messrs. DeYoung and Nolan are fully vested in their respective Vista Outdoor Retirement Plan benefits. The normal retirement age for the plan is defined in the Vista Outdoor Retirement Plan as age 65.
Cash Balance Formula
The Cash Balance formula provides pay and interest credits to all eligible participants. The pay credit is based on a percentage of eligible earnings received after July 1, 2013. The pay credit percentage is based on age and Pension Service (measured in whole years) at the end of each calendar year.

Age plus Pension Service	Percentage of Eligible Pay
Less than 40	2.5%
From 40 to 59	3.0%
60 or more	4.0%
Cash Balance accounts are credited annually with pay and interest credits. The annual interest crediting rate is 4%. Interest credits after termination continue to apply until benefit commencement date.
After termination of employment, a participant’s vested account balance may be distributed immediately to a participant regardless of age in a variety of actuarial equivalent monthly annuity payment forms or as a lump sum payment. The interest rate and mortality table used to convert the cash balance account to a monthly annuity are based on the IRS prescribed assumptions for lump sum benefits (Section 417(e) of the Internal Revenue Code) in effect at the time the benefit commences.
ATK Pension Equity Plan Formula
The ATK Pension Equity Plan formula calculates benefits as a lump sum amount equal to 5.5% of final average earnings up to one-half of the social security wage base, plus 11% of final average earnings in excess of one-half of the social security wage base, multiplied by years of credited service. Final average earnings, the social security wage base and credited service are all frozen as of June 30, 2013. Final average earnings is equal to the average of the highest 60 consecutive months out of the last 120 months of earnings as of June 30, 2013. The social security wage base as of June 30, 2013 was $113,700. This frozen lump sum amount is increased on a monthly basis by interest at a rate of 4% (compounded annually) until the participant’s elected benefit commencement date.

Upon termination of employment, the ATK Pension Equity Plan permits immediate distribution of the vested benefit to any participant regardless of age in a variety of actuarially equivalent monthly annuity payment forms or as a lump sum payment. The interest rate and mortality table used to convert the lump sum to a monthly annuity are based on the IRS prescribed assumptions for lump sum benefits (Section 417(e) of the Internal Revenue Code) in effect at the time the benefit commences.
ATK Aerospace Pension Plan Formula
The ATK Aerospace Pension Plan formula provides an annuity benefit determined based on final average earnings and the participant’s years of credited service. Effective June 30, 2013, benefit accruals under this formula were frozen for the impacted participants. The frozen benefit is equal to 1.2% of final average earnings up to one-half of the social security wage base (as in effect for the 12 months prior to July 1, 2013), plus 1.6% of final average earnings in excess of one-half of the social security wage base (as in effect for the 12 months prior to July 1, 2013), multiplied by years of credited service. Final average earnings, the social security wage base and credited service are all frozen as of June 30, 2013. Final average earnings is equal to the average of the highest 60 consecutive months out of the last 120 months of earnings as of June 30, 2013. The social security wage base as in effect for the 12 months prior to July 1, 2013 was $111,900.
Benefits are paid in a variety of actuarially equivalent monthly annuity options at retirement. Additionally, participants eligible for early retirement may elect to receive 51% of their benefit in a lump sum payment.
Participants with at least 10 years of credited service may retire at age 60 with no reduction in their age 65 frozen benefit, and with a reduced frozen benefit on or after age 55. The benefits of participants electing early retirement are reduced 5% for each year that retirement precedes the age at which they are entitled to an unreduced benefit, except that this reduction percentage is decreased for each year of credited service in excess of 30 years. As it relates to the frozen benefit, service with ATK or Vista Outdoor after July 1, 2013 will be included when determining eligibility for early retirement.
Defined Benefit Supplemental Executive Retirement Plan
ATK also maintained the Alliant Techsystems Inc. Defined Benefit Supplemental Executive Retirement Plan (the "ATK DB SERP"), which was established to provide benefits for highly compensated ATK employees whose tax-qualified defined benefit plan benefits were reduced by certain IRS limits or by their participation in ATK's Nonqualified Deferred Compensation Plan. Pursuant to the terms of the Transaction Agreement, Vista Outdoor was required to create a plan that mirrors the ATK DB SERP. Accordingly, the Company's Board of Directors adopted the Vista Outdoor Defined Benefit Supplemental Executive Retirement Plan (which we refer to as the ‘‘DB SERP’’). The terms of the DB SERP are substantially similar to the terms of the ATK DB SERP. Under the terms of the DB SERP, the DB SERP will provide benefits for highly compensated employees whose tax-qualified defined benefit plan benefits are reduced by certain IRS limits or by their participation in the Vista Outdoor Nonqualified Deferred Compensation Plan.
Currently, Messrs. DeYoung and Nolan participate in the DB SERP. Under the terms of the DB SERP, Messrs. DeYoung's and Nolan's applicable benefits from the DB SERP will generally be based on the same benefit formulas and provisions as those applicable to Messrs. DeYoung and Nolan under the Vista Outdoor Retirement Plan. DB SERP benefits will be paid in a lump sum the later of six months or February 1 following the calendar year of termination of employment.
Pension Benefits
The following table provides information concerning each defined benefit plan that provides for payments or benefits to any of the named executive officers.

Name	Plan Name	Number of Years Pension Service (1)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Mark. W. DeYoung	Vista Outdoor Retirement Plan	32.250	$1,538,120	$—
	Vista Outdoor DB SERP	32.250	$9,319,052	$—
Stephen M. Nolan	Vista Outdoor Retirement Plan	10.917	$225,322	$—
	Vista Outdoor DB SERP	10.917	$244,058	$—

(1)	Credited service is determined in years and months as of March 31, 2017.

Assumptions
The “Present Value of Accumulated Benefits” is based on the same assumptions as those used for the valuation of the plan liabilities in Vista Outdoor's Annual Report on Form 10-K for the fiscal year ended March 31, 2017. Including a 4.09% discount rate for the Vista Outdoor Retirement Plan and a 3.14% discount rate for the Vista Outdoor SERP. The assumptions made in the calculations of these amounts may be found in Note 10 to the audited financial statements in Vista Outdoor's Form 10-K.
For Mr. DeYoung an assumed retirement age of 60 is used since this is the unreduced retirement age for the ATK Aerospace Pension Plan formula which makes up the majority of his pension benefits. An assumed retirement age of 65 is used for Mr. Nolan. The assumption is made that there is no probability of pre-retirement death or termination by any other cause.
All DB SERP benefits are assumed to be paid as a lump sum in accordance with the plan document.

NONQUALIFIED DEFERRED COMPENSATION
The following table provides information for the executive officers named in the Summary Compensation Table regarding contributions, earnings, distributions and year-end account balances with respect to the contributions to the Company's Defined Contribution Supplemental Executive Retirement Plan (the "DC SERP") and, if applicable, the Company's Nonqualified Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Mark W. DeYoung	DC SERP	$—	$109,723	$29,793	$—	$318,329
	Deferred Compensation Plan	$—	$—	$(439,505)	$—	$3,779,337
Stephen M. Nolan	DC SERP	$—	$31,576	$6,388	$—	$55,831
Scott D. Chaplin	DC SERP	$—	$48,950	$13,485	$—	$126,833

(1)
Our FY 2017 contributions under the DC SERP are also included in the “All Other Compensation” column of the Summary Compensation Table for each executive officer named in the Summary Compensation Table. The DC SERP contributions were made with respect to the executive officer's service during the calendar year 2016 (which includes a portion of our fiscal year 2017) with the actual contributions remitted to the DC SERP in April 2017.

(2)
This column reflects earnings and losses (including interest, dividends, market or stock appreciation or depreciation). Since earnings are not “above market” or preferential, the earnings are not reported in the Summary Compensation Table.

(3)
The above amounts represent aggregate contributions made by the executive officer or the Company for the benefit of the executive officer, since the officer's commencement of participation in the plan(s) through the end of fiscal year 2017 and all such amounts were previously reported in the Summary Compensation Table in prior years.

Deferred Compensation Plan
Pursuant to the terms of the Spin-Off Transaction Agreement, the Company is required to mirror the ATK Nonqualified Deferred Compensation Plan (the ‘‘ATK Deferral Plan’’). Our board of directors has adopted the Vista Outdoor Nonqualified Deferred Compensation Plan (which we refer to as the ‘‘Deferral Plan’’) for the benefit of certain of our future employees. The terms of the Deferral Plan are substantially similar to the terms of the ATK Deferral Plan. Following the Spin-Off, ATK and the Company transferred the assets and liabilities associated with each current and former Company employee who participated in the ATK Deferral Plan from the ATK Deferral Plan to the Deferral Plan.
Under the terms of the Deferral Plan, all of the Company’s executive officers will be eligible to participate in the Deferral Plan. Participants in the Deferral Plan generally may elect to defer up to 70% of salary and 100% of cash or equity incentive compensation. The Company may credit to participants’ accounts under the Deferral Plan certain additional amounts relating to foregone matching contributions under the Company’s 401(k) Plan. Under the Deferral Plan, the Company may also make additional discretionary contributions to participants’ accounts.
Under the terms of the Deferral Plan, the Deferral Plan is an unfunded plan, meaning that participants’ accounts will be bookkeeping entries only and will not entitle them to ownership of any actual assets. The accounts will represent an unsecured promise by the Company to pay participants benefits in the future and will remain subject to the claims of the Company’s general creditors.
Under the terms of the Deferral Plan, participants’ account balances will be credited with earnings and investment gains and losses by assuming that the deferred amounts were invested in one or more investment funds made available by the Company from time to time under the Deferral Plan. The investment alternatives include funds with different degrees of risk. Participants select their measuring investments from among the investment alternatives provided and may reallocate amounts among the various investment alternatives at any time, except for amounts credited to the Vista Outdoor common stock investment alternative. Only deferrals of equity performance awards may be credited to, and must remain credited to, the Vista Outdoor common stock investment alternative.
The measuring investment alternatives under the Deferral Plan are investment funds, which generally correspond to the investment options made available under the Company's 401(k) Plan.

Generally, payouts from the Deferral Plan cannot be made until the participant terminates employment, becomes totally and permanently disabled, has an unforeseeable financial emergency or reaches the date of a scheduled distribution elected by the participant under rules specified in the Deferral Plan. Payouts are made in cash, except with respect to deferrals of equity performance awards, which are paid in shares of Vista Outdoor common stock equal to the number of shares that were deferred, plus any additional deferred stock units credited to the participants' accounts as a result of the deemed reinvestment of dividend equivalents with respect to the deferred shares.
Defined Contribution Supplemental Executive Retirement Plan
Pursuant to the terms of the Transaction Agreement, Vista Outdoor was required to mirror the ATK Defined Contribution Supplemental Executive Retirement Plan (the ‘‘ATK DC SERP’’). Our board of directors has adopted the Vista Outdoor Defined Contribution Supplemental Executive Retirement Plan (which we refer to as the ‘‘DC SERP’’) for the benefit of certain of our future employees. The terms of the DC SERP are substantially similar to the terms of the ATK DC SERP. Following the Spin-Off, ATK and the Company have transferred the assets and liabilities associated with each current and former Company employee who participated in the ATK DC SERP from the ATK DC SERP to the DC SERP.
Under the terms of the DC SERP, the DC SERP is a nonqualified defined contribution plan under which Vista Outdoor and its subsidiaries that sponsor the DC SERP may credit pre-tax contributions to a participant’s account. Participation in the DC SERP will be limited to (1) employees who are eligible for a non-elective contribution (‘‘NEC’’) under the Vista Outdoor 401(k) Plan, and (2) employees who receive eligible compensation in excess of the IRS annual compensation limit and make the maximum allowable before-tax or Roth 401(k) contributions to the Vista Outdoor 401(k) Plan. An annual NEC allocation of 2.5% to 4.0% of compensation in excess of the IRS limits for a plan year will be made to a participant’s account if: (i) the employee is a participant in the Vista Outdoor 401(k) Plan and the employee’s NEC to the Vista Outdoor 401(k) Plan for the plan year is reduced by the annual compensation limit imposed by the Code or (ii) the employee is a participant in both the Vista Outdoor 401(k) Plan and Vista Outdoor’s Deferral Plan and the employee’s NEC to the 401(k) Plan for the plan year is reduced due to the employee’s deferrals to the Deferral Plan.
Additionally, an annual match allocation of 4.5% of compensation in excess of the IRS compensation limit will be made to a participant’s account if the participant has made the maximum allowable before-tax or Roth 401(k) contributions to the Vista Outdoor 401(k) Plan for the calendar year. Under the terms of the DC SERP, vesting for the NEC allocation under the DC SERP will occur following three years of vesting service and vesting for the match allocation under the DC SERP will occur following one year of vesting service. A participant will become fully vested upon death, attainment of age 65, total disability while employed by Vista Outdoor, or upon a change in control. Under the terms of the DC SERP, the DC SERP is an unfunded plan, meaning that participants’ accounts will be bookkeeping entries only and will not entitle them to ownership of any actual assets. Under the terms of the DC SERP, participants’ account balances will be credited with earnings and investment gains and losses by assuming that the allocations were invested in one or more investment funds made available by Vista Outdoor from time to time under the DC SERP.
Participants' account balances are credited with earnings and investment gains and losses by assuming that the allocations were invested in one or more investment funds made available by the Company from time to time under the DC SERP. The measuring investments have different degrees of risk. Participants select their measuring investments from among the investment alternatives provided and may reallocate amounts among the various investment alternatives at any time. The investment alternatives are the same as those listed above for the Deferral Plan with the exception of the Vista Outdoor Common Stock Measuring Investment, which is not available under the DC SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Company’s employment agreement with Mr. DeYoung provides for certain benefits and payments to be made to Mr. DeYoung upon termination of his employment as the Company’s Chief Executive Officer, including termination in connection with a change in control of the Company. The Company has also adopted the Income Security Plan, the Executive Severance Plan and certain other arrangements (collectively, the “Executive Officer Separation Arrangements”) that provide for benefits and payments to the Company’s other named executive officers upon termination of their employment with the Company.
The benefits and payments that the Company’s named executive officers could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows. The Company believes that these arrangements provide competitive benefits to senior executives and that they will help protect the interests of the Company in the event of an acquisition.
In addition to the benefits and payments described below, the Committee may review any named executive officer’s separation on a case-by-case basis and exercise its business judgment to customize the terms of each such separation in consideration of all relevant circumstances, including:

•	the reasons for the separation;

•	market competitive practices for comparable separation scenarios;

•
potential benefits to the Company, such as retention of the named executive officer’s services for a transition period, maintenance of the Company’s positive reputation internally and externally, and preservation of the Company’s ability to recruit highly talented executives;

•	the executive’s tenure and contributions to the Company’s success; and

•	the impact of the separation on the Company and its stockholders.
In order for Mr. DeYoung to receive the post-termination benefits provided for in his employment agreement or for any of the Company’s other named executive officers to qualify for the termination benefits provided by the Company’s Income Security Plan, Executive Severance Plan and forms of equity award agreement in the scenarios described below, the relevant named executive officer would be required to execute a general release of claims in favor of the Company. In order to receive the post-termination benefits described below, the Company’s named executive officers, including Mr. DeYoung, are also required to comply with customary non-competition and non-solicitation covenants for a period following termination specified in the relevant plan or agreement (typically one or two years), and to comply with general confidentiality and non-disparagement covenants.
Potential Payments Under Certain Termination Scenarios
Voluntary Termination and Termination for Cause
If the employment of any of the Company’s named executive officers is voluntarily terminated (other than termination in the event of retirement or, in the case of Mr. DeYoung, for “good reason”, as described below) or terminated “for cause,” then no additional payments or benefits will accrue or be paid to the individual under the Executive Officer Separation Arrangements, other than what has been accrued and vested in the benefit plans discussed above in this proxy statement under the headings "Summary Compensation Table," "Pension Benefits," and "Nonqualified Deferred Compensation." A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.
Retirement
Under the Company’s Executive Officer Incentive Plan, upon retirement of a named executive officer, the officer would be entitled to receive a prorated portion of any annual cash incentive award actually earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period. On retirement, any outstanding unvested equity or performance awards held by a named executive officer would be forfeited.

Termination Without Cause/For Good Reason
Under Mr. DeYoung’s employment agreement with the Company, in the event that his employment is terminated by the Company without “cause” or by Mr. DeYoung for “good reason,” as those terms are defined in the agreement, Mr. DeYoung would be entitled to the following benefits and payments:

•	a lump-sum cash payment equal to one year’s base salary plus a pro-rata portion of his annual cash incentive award, based on actual performance;

•
accelerated vesting of restricted stock, restricted stock unit and option awards granted to Mr. DeYoung by the Company that would have vested had Mr. DeYoung remained employed by the Company for an additional 12 months following his termination of employment;

•
a portion of the shares of common stock that would have been earned by Mr. DeYoung pursuant to outstanding performance growth awards based on actual results following the end of the relevant performance period, prorated for the period of his employment during the performance period and provided that Mr. DeYoung was employed for at least 90 days during the performance period;

•
company-paid COBRA premiums under the Company’s health and welfare plans until the earlier of 18 months following the termination of his employment and the date on which Mr. DeYoung obtains comparable coverage from a subsequent employer.

Any other outstanding unvested equity awards held by Mr. DeYoung for which vesting does not accelerate as described above would be forfeited.
Under the Company’s Executive Officer Incentive Plan, in the event that a named executive officer is terminated without cause, the officer would be entitled to receive a prorated portion of any annual cash incentive award actually earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period.
If the employment of any of the named executive officers other than Mr. DeYoung is terminated by the Company without cause, the officer would be eligible under the Company’s Executive Severance Plan for a lump sum payment equal to 12 months of base salary, plus an additional lump sum of $15,000 to defray health care costs. The Company’s Executive Severance Plan also provides for an estimated $5,000 of outplacement services for each named executive officer upon termination by the Company without cause.
The Company’s forms of restricted stock and restricted stock unit award agreements provide that following a named executive officer's termination without cause, the officer will receive accelerated vesting for any restricted stock and restricted stock unit award granted to the named executive officer by the Company that would have vested within 12 months of the officer's date of termination.
The Company’s forms of non-qualified stock option award agreements provide that following a named executive officer's termination without cause, the officer will receive accelerated vesting for any stock options granted to the named executive officer by the Company that would have vested within 12 months of the officer’s date of termination.
In addition, the Company’s form of performance growth award agreement provides that a named executive officer whose employment is terminated by the Company without cause will receive a portion of the shares of common stock that would have been earned based on actual results following the end of the relevant performance period, prorated for the period of employment during the performance period and provided that the named executive officer was employed for at least 90 days during the performance period.
Any other outstanding unvested equity awards held by a named executive officer for which vesting does not accelerate as described above would be forfeited.
Termination Due to Disability
Under Mr. DeYoung’s employment agreement with the Company, in the event that his employment is terminated as a result of disability, Mr. DeYoung would be entitled to the following benefits and payments:

•
a lump-sum cash payment equal to a pro-rata portion of his annual cash incentive award, based on actual performance, provided that Mr. DeYoung was employed for at least 90 days during the performance period;

•
accelerated vesting of any restricted stock, restricted stock unit or option awards granted to Mr. DeYoung by the Company that would have vested had Mr. DeYoung remained employed by the Company for an additional 12 months following his termination of employment;

•
a portion of the shares of common stock that would have been earned by Mr. DeYoung pursuant to outstanding performance growth awards based on actual results following the end of the relevant performance period, prorated for the period of his employment during the performance period and provided that Mr. DeYoung was employed for at least 90 days during the performance period;

Any other outstanding unvested equity awards held by Mr. DeYoung for which vesting does not accelerate as described above would be forfeited.
Under the Company’s Executive Officer Incentive Plan, in the event that a named executive officer other than Mr. DeYoung is terminated due to disability, the officer would be entitled to receive a prorated portion of any annual cash incentive award actually earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period.
The Company’s forms of restricted stock and restricted stock unit award agreements provide that following a named executive officer's termination due to disability, the officer will receive accelerated vesting for any restricted stock and restricted stock units granted to the named executive officer by the Company that would have vested within 12 months of the officer’s date of termination.
The Company’s forms of non-qualified stock option award agreements provide that following a named executive officer's termination due to disability, the officer will receive accelerated vesting for any stock options granted to the named executive officer by the Company that would have vested within 12 months of the officer’s date of termination.
In addition, the Company’s form of performance growth award agreement provides that a named executive officer whose employment is terminated due to disability will receive a portion of the shares of common stock that would have been earned based on actual results following the end of the relevant performance period, prorated for the period of employment during the performance period and provided that the named executive officer was employed for at least 90 days during the performance period.
Any other outstanding unvested equity awards held by a named executive officer for which vesting does not accelerate as described above would be forfeited.
Termination Due to Death
If any of the Company’s named executive officers, including Mr. DeYoung, dies, the officer’s estate would be entitled to receive benefits and payments similar to those outlined above under “Termination Due to Disability.”
Potential Payments Upon Termination Following a Change in Control
CEO Employment Agreement
The Company’s employment agreement with Mr. DeYoung provides income security protection to Mr. DeYoung in the event that Mr. DeYoung’s employment with the Company is terminated without “cause” or for “good reason” in connection with a “change in control” of the Company, in each case as those terms are defined in Mr. DeYoung’s employment agreement.
Under the terms of his employment agreement, in the event that Mr. DeYoung’s employment with the Company is terminated without cause or for good reason, generally within 24 months following and, in certain instances, within six months prior to, a change in control of the Company, Mr. DeYoung would receive the following payments and benefits:

•	a lump sum cash payment in an amount equal to two times Mr. DeYoung’s then current annual base salary and then current target bonus opportunity;

•	accelerated vesting of all outstanding unvested equity awards, with performance-vesting equity awards vesting at target level performance; and

•
company-paid COBRA premiums under the Company’s health and welfare plans until the earlier of 18 months following the termination of his employment and the date on which Mr. DeYoung obtains comparable coverage from a subsequent employer.

Mr. DeYoung’s employment agreement does not have a tax gross-up provision, and the agreement automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Internal Revenue Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in a participant receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.
Income Security Plan

The Company’s Income Security Plan provides income security protection to certain executives of Vista Outdoor, including the named executive officers (other than Mr. DeYoung), in the event of a “qualifying termination” in connection with a “change in control” of the Company, in each case as those terms are defined in the Income Security Plan. Generally, a qualifying termination is an involuntary termination of employment without “cause” or a voluntary termination of employment for ‘‘good reason,’’ in each case, as those terms are defined in the Income Security Plan.
Participation in the Income Security Plan is limited to the following groups of individuals, with different levels of payments and benefits:

•
Tier 1 Participants, consisting of the Company’s officers subject to beneficial ownership reporting and other requirements under Section 16 of the Exchange Act, including the named executive officers; and

•	Tier 2 Participants, consisting of any other Company employee designated by the Compensation Committee to participate in the plan for the current fiscal year.
Under the terms of the Income Security Plan, in the event of a qualifying termination, generally within 24 months following and, in certain instances, within six months prior to, a change in control of the Company, a named executive officer would receive:

•	a lump sum cash payment in an amount equal to two times the sum of the officer’s then current annual base salary and then current target bonus opportunity;

•	a pro-rata bonus for the year in which the qualifying termination occurs, paid out at target or actual performance depending on when such termination occurs;

•	a lump sum cash payment equal to the amount the officer would have received under any long-term cash incentive plan, assuming target level performance;

•	accelerated vesting of all outstanding unvested equity awards, with performance-vesting equity awards vesting at target level performance; and

•
provided the officer timely elects coverage under COBRA upon termination, an amount equal to the excess, if any, of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of up to 18 months following such termination.

The Income Security Plan does not have a tax gross-up provision, and the plan automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Internal Revenue Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in a participant receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.

Potential Payments Upon Termination
The following table shows potential payments to the named executive officers upon death, disability, layoff and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective March 31, 2017, the last day of the fiscal year, and are estimates of the amounts that would be paid to the executive officers upon termination, in addition to the base salary, annual incentive and long-term incentive earned during fiscal year 2017 and any applicable retirement amounts payable to the executive officers discussed above under the heading "Pension Benefits" and "Nonqualified Deferred Compensation" in this proxy statement. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment.

	Mark W. DeYoung	Stephen M. Nolan	Scott D. Chaplin	David D. Allen	Robert J. Keller
Payments Upon Termination Without Cause (or for Good Reason for Mr. DeYoung)
Cash Payment	$1,081,500	$515,000	$478,000	$415,000	$390,000
Equity
Stock Options (1)	$4,011	$944	$656	$458	$443
Restricted Stock and RSUs (2)	$1,262,579	$278,974	$225,481	$67,020	$59,237
Performance Awards (3)	$792,036	$158,214	$120,802	$23,864	$18,140
Health and Welfare Benefits (4)	$31,155	$—	$—	$—	$—
Outplacement (5)	$—	$5,000	$5,000	$5,000	$5,000
Total	$3,171,281	$953,132	$824,939	$506,342	$467,820
Payments Upon Death or Disability
Cash Payment	$—	$—	$—	$—	$—
Equity
Stock Options (1)	$4,011	$944	$656	$458	$443
Restricted Stock and RSUs (2)	$1,262,579	$278,974	$225,481	$67,020	$59,237
Performance Awards (3)	$792,036	$158,214	$120,802	$23,864	$18,140
Health and Welfare Benefits (4)	$—	$—	$—	$—	$—
Total	$2,058,626	$438,132	$346,939	$91,342	$77,820
Payments Upon Termination following a Change in Control (6)
Cash Payment	$4,758,600	$1,750,000	$1,527,900	$1,240,000	$1,125,000
Equity
Stock Options (1)	$12,032	$2,833	$1,967	$1,375	$1,328
Restricted Stock and RSUs (2)	$2,709,500	$476,782	$362,857	$201,103	$177,733
Performance Awards (7)	$3,299,136	$731,975	$524,736	$281,774	$255,625
Health and Welfare Benefits (4)	$31,155	$19,716	$18,996	$20,288	$19,568
Total	$10,810,423	$2,981,306	$2,436,456	$1,744,540	$1,579,254

(1)
Values are determined by multiplying the number of options vesting on termination by the spread between the option price and $20.59, the closing market price of the Company's common stock as reported on the New York Stock Exchange on March 31, 2017, the last trading day of the fiscal year. Underwater stock options (i.e. options with an exercise price less than $20.59) are excluded from the table above because they have no value as of March 31, 2017.

(2)
Values are determined by multiplying the number of shares of restricted stock by $20.59, the closing market price of the Company's common stock as reported on the New York Stock Exchange on March 31, 2017, the last trading day of the fiscal year.

(3)	Values in this row reflect a pro-rata target level payout pursuant to performance awards for the fiscal year 2016-2018 and 2017-2019 performance period.

(4)
For purposes of quantifying health and welfare benefits, amounts for Mr. DeYoung equal the cost of COBRA continuation coverage for 18 months following termination. For the other named executive officers, amounts are equal to the excess of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of 18 months following termination.

(5)	Approximate value of six months of outplacement, which the executive officer can elect in the officer's discretion.

(6)
The Company's employment agreement with Mr. DeYoung and the Income Security Plan do not have tax gross-up provisions, and automatically reduce the benefits provided to the maximum amount allowed under Section 280G of the Internal Revenue Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in the relevant officer receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.

(7)
Values in this row reflect performance awards for the 2016-2018, 2017-2019, and 2018-2020 fiscal year performance periods assuming payout at the target performance level. The value was determined by multiplying the number of performance shares by $20.59, the closing market price of the Company's common stock as reported on the New York Stock Exchange on March 31, 2017, the last trading day of the fiscal year.

COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed with the Company's management the Compensation Discussion and Analysis. Based on this review and these discussions with management, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into The Company's annual report on Form 10-K.
This report is provided by the Management Development and Compensation Committee:
Gary L. McArthur, Chair
Michael Callahan
Mark A. Gottfredson

AUDIT COMMITTEE REPORT
The Audit Committee is composed solely of independent directors, as determined by the Board of Directors under the rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards. In addition, the Board of Directors has determined that Robert M. Tarola, Chairman of the Audit Committee, and Gary L. McArthur are "audit committee financial experts," as defined under applicable federal securities law and regulations. The Board of Directors has adopted a written charter for the Audit Committee, which is available on Vista Outdoor's website.
Pursuant to its charter, the Audit Committee assists the Board of Directors in its oversight and monitoring of:

•	the integrity of Vista Outdoor's financial statements and other financial information provided by Vista Outdoor to its stockholders and others;

•	Vista Outdoor's compliance with legal, regulatory and public disclosure requirements;

•	Vista Outdoor's independent auditors, including their qualifications and independence;

•	Vista Outdoor's systems of internal controls, including the internal audit function; and

•	Vista Outdoor's auditing, accounting, and financial reporting process generally.

In this context, the Audit Committee has:

•
reviewed and discussed with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm ("Deloitte"), the Company's audited consolidated financial statements for the fiscal year ended March 31, 2017;

•	discussed with Deloitte the matters required to be discussed under the standards of the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence; and

•	discussed with Deloitte the firm's independence and considered whether Deloitte’s provision of non-audit services to the Company is compatible with the firm’s independence.

Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K, for the fiscal year ended March 31, 2017, filed with the Securities and Exchange Commission.
Audit Committee
Robert M. Tarola, Chair
Michael Callahan
April H. Foley
Tig H. Krekel
Gary L. McArthur

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material or filed with the Securities and Exchange Commission and is not incorporated by reference into any of Vista Outdoor's previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Vista Outdoor in any such filing.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP acts as Vista Outdoor's independent registered public accounting firm and also provides certain other services.
Annually, the Audit Committee reviews and pre-approves the audit services to be provided by our independent registered public accounting firm (independent auditors) for the fiscal year, including the financial plan for the audit fees and services. The Audit Committee also is responsible for the audit fee negotiations associated with the retention of the independent auditors. In addition, the Audit Committee annually provides pre-approval for designated types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee, subject to an annual dollar limitation and other terms specified by the Committee in its pre-approval policy. In accordance with the pre-approval policy, the Company's Chief Financial Officer reports to the Audit Committee at each regular meeting of the Committee the specific services provided by the independent auditor and the dollar amounts of fees paid for such services since the last Committee meeting. Any other service to be provided by the independent auditor requires specific pre-approval by the Audit Committee. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with auditor independence. The Audit Committee has delegated to the Chair of the Committee the authority to grant pre-approvals. Any pre-approval by the Chair of the Audit Committee is presented to the full Committee at its next scheduled meeting.
The following table sets forth the amount of audit fees, audit-related fees, tax fees, and all other fees billed for services by Deloitte & Touche LLP for fiscal year 2017 and 2016. All fees were pre-approved by the Audit Committee or the Chair of the Audit Committee of the Company.

	Fiscal Year Ended 3/31/2017	Fiscal Year Ended 3/31/2016
Audit Fees	$2,010,000	$1,680,000
Audit-Related Fees	253,466	482,425
Tax Fees	129,257	77,037
All Other Fees	—	—
Total Fees	$2,392,723	$2,239,462
The Audit Fees billed or to be billed for the fiscal year ended March 31, 2017 and March 31, 2016 were for professional services rendered for audits of the Company's annual consolidated financial statements and reviews of the Company's quarterly financial statements.
The Audit-Related Fees billed in the fiscal year ended March 31, 2017 and March 31, 2016 were primarily for procedures performed in conjunction with the Company's due diligence related to mergers and acquisitions and procedures related to the filing of registration statements.
The Tax Fees billed in each of the fiscal years ended March 31, 2017 and March 31, 2016 were for services related to tax compliance, tax advice and tax planning.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors has nominated Class III directors Mark DeYoung and Mark Gottfredson to be elected at the Annual Meeting, to hold office until the 2020 annual meeting of stockholders and until their successors have been elected and have qualified or their service ends earlier through death, resignation, retirement or removal from office. Both nominees are currently directors.
Each nominee was recommended by the Board's Nominating and Governance Committee for re-election and has agreed to serve, if elected. Although we do not know of any reason why any of the nominees might become unavailable for election, if that should happen, the Board may recommend a substitute nominee. Shares represented by proxies will be voted for any substitute designated by the Board.
If, in an election of directors that is not a contested election, the votes cast in favor of a nominee's election do not exceed the votes cast against, or withheld with respect to, such nominee, such nominee must promptly offer his or her resignation to the Board. The Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will act on the tendered resignation within 90 days following certification of the election results. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the stockholders withheld votes from such director, the director's tenure, the director's qualifications, the director's past and expected contributions to the Board, and the overall composition of the Board. Any director who offers his or her resignation pursuant to this provision may not participate in the Nominating and Governance Committee deliberations and recommendation or in the Board's decision whether to accept or reject the resignation offer.
        Our Board of Directors recommends a vote FOR the election of Mark DeYoung and Mark Gottfredson as directors.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE 2017 COMPENSATION OF VISTA OUTDOOR INC.'S NAMED EXECUTIVE OFFICERS
In accordance with applicable proxy regulations, we are asking our stockholders to approve the following advisory resolution on our executive compensation as disclosed in this proxy statement:
RESOLVED, that the compensation paid to Vista Outdoor Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.
The Compensation Committee believes that the compensation for the fiscal year ended March 31, 2017 of our executive officers named in the Summary Compensation Table is reasonable and appropriate, and is designed to ensure that management's interests are aligned with our stockholders' interests for long-term value creation.
We urge our stockholders to read the "Compensation Discussion and Analysis" section of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative in this proxy statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.
This advisory vote, commonly referred to as "say on pay," is non-binding on our Board of Directors. Although non-binding, the Compensation Committee of the Board will take into account the results of the say-on-pay vote, as applicable, when considering future executive compensation arrangements. The Board of Directors has adopted a policy providing for annual "say on pay" advisory votes. Unless the Board of Directors modifies its policy on the frequency of holding "say on pay" advisory votes, the next "say on pay" advisory vote will occur in 2018.
The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF VISTA OUTDOOR'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending March 31, 2018. Stockholders are asked to ratify this appointment. A representative of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.
Deloitte has served as the Company’s independent registered public accounting firm since the Spin-Off in 2015. The Audit Committee annually evaluates Deloitte’s independence and performance and determines whether to retain Deloitte or consider other audit firms. Factors considered by the Audit Committee in making its determination on the appointment include:
•The performance of Deloitte in prior years, including the quality and extent of Deloitte’s communications with the Audit Committee and the results of management’s and the Audit Committee’s annual evaluations of the qualifications, and performance;
•Deloitte’s independence and processes for maintaining independence;
•External data on audit quality and performance, including the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection; and
•The appropriateness of Deloitte’s fees, both on an absolute basis and as compared to its peer firms.
The Board and the Audit Committee believe that the continued retention of Deloitte as the Company’s independent auditor is in the best interests of the Company and its shareholders.
Although the Audit Committee has discretionary authority to appoint the company’s independent registered public accounting firm, the Board is seeking shareholder ratification of the appointment of Deloitte as a matter of good corporate governance. If a majority of the stockholders do not ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending March 31, 2018, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2018 fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Our Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING THE DECLASSIFICATION OF THE BOARD OF DIRECTORS
The Treasurer of the State of Connecticut, on behalf of the Connecticut Retirement Plans and Trust Funds has submitted the proposal set forth below for consideration by the stockholders at the Annual Meeting. The Company will provide to stockholders the address of the proponent promptly upon receiving an oral or written request.
TEXT OF PROPOSAL
Resolved, that shareholders of Vista Outdoor Inc. ("Vista") urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of Vista's board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.
Supporting Statement
We believe the election of directors is the most powerful way shareholders influence Vista's strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the directors each year.
The staggered term structure of Vista's board is not in the best interest of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. Such annual accountability serves to keep directors closely focused on the performance of top executives and on increasing shareholder value.
Academic studies provide evidence that classified boards harm shareholders. For example, a 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin's Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.
Many shareholders appear to agree with our concerns. From 2012 through 2016, proposals to declassify the board were supported by, on average, between 77 and 81% of shares voted. (Georgeson, 2016 Annual Corporate Governance Review at 23 (http://www.computershare-na.com/sharedweb/georgeson/acgr/acgr2016.pdf)) During that same period, management at 205 companies sought shareholder approval for proposals to declassify their boards. (ld. at 54.)
In our view, fostering greater accountability to shareholders is particularly important at Vista in light of the challenges the company currently faces. On January 9, 2017, Vista announced that it expects to take a material non-cash impairment charge in its Hunting and Shooting Accessories unit in the third quarter of Vista's 2017 fiscal year. Vista explained that the charge, estimated at $400 to $450 million, resulted from "a softening retail environment and increased promotional activity." (8-K filed on Jan. 12, 2017 (available at https://www.sec.gov/Archives/edgar/data/1616318/000161631817000002/form8- kxitem206192017v2.htm))
According to one commentator, the charge is likely to swing Vista from reporting $79 million in operating earnings in Q3 2017 to a $320 million operating loss. (http://www.fool.com/investing/2017/01/12/why-vista-outdoor-inc-stock-crashed-26-today.aspx) Vista's closing stock price on January 23, 2017 of $27.74 is almost 50% off its 52-week high of $53.91. (Data for VSTO obtained at marketwatch.com on Jan. 24, 2017)
We urge shareholders to support this proposal.

BOARD OF DIRECTORS STATEMENT
IN OPPOSITION TO THE STOCKHOLDER PROPOSAL
Currently, the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company provides for a staggered Board divided into three classes of directors. Each class is elected for three-year terms, with the terms staggered so that approximately one-third of our directors, plus any newly appointed directors, stand for election each year.
The Board's Nominating and Governance Committee, comprised entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including board structure. The Nominating and Governance Committee and the Board have, both before and after receipt of the stockholder proposal, carefully considered the arguments that have been set forth for and against a classified board structure, including those arguments against that are raised in the proponent's supporting statement. After careful consideration, the Nominating and Governance Committee and the Board concluded that a classified Board creates long-term stockholder value and is in the best interests of the Company and its stockholders.
The Board believes that there is no "one size fits all" approach that suits all companies and that the appropriate standard by which to judge a classified board structure is whether it promotes stockholder interests in the circumstances of the company in question. There are a number of specific reasons for the Board’s decision to retain a classified board, including that a classified board structure:

•
is designed to provide stability and continuity of leadership, prevent sudden disruptive changes to board composition, enhance long-term planning and ensure that at any given time a majority of the directors will have served for multiple years;

•	can assist in attracting and retaining committed directors who are able to develop a deeper knowledge of a company’s business and the environment in which it operates;

•	protects the interests of our stockholders in obtaining the maximum possible value for their shares in a change of control transaction; and

•	provides the directors increased independence from management and special interest groups.
While the Nominating and Governance Committee and the Board believe that the benefits of classified boards described above weigh in favor of maintaining our current classified board structure, they are also committed to ensuring maximum accountability to our stockholders. As a result, if this stockholder proposal garners sufficient support from our stockholders at the 2017 annual meeting, we expect that the Nominating and Governance Committee and Board will recommend certain amendments to our Certificate of Incorporation at the 2018 annual meeting that would provide for a phased-in declassification of the Board and require each director nominee in the future to be elected annually for a one-year term. If those amendments are approved by our stockholders at the 2018 annual meeting, the Board of Directors will also approve certain conforming amendments to our bylaws at that time.
Our Board of Directors recommends a vote AGAINST the above stockholder proposal.

FUTURE STOCKHOLDER PROPOSALS
Stockholder Proposals Intended to be Included in Our Proxy Statement; Voting on Proxy Statement Proposals
If you would like to submit a proposal for the Company to include in the proxy statement for its 2018 annual meeting, you must comply with Rule 14a-8 under the Exchange Act. You must also make sure that the Company receives your proposal at its executive offices (sent c/o Corporate Secretary) by February 16, 2018. Any stockholder proposal included in the Company's proxy statement will also be included on its form of proxy so that stockholders can indicate how they wish to vote their shares on the proposal.
Stockholder Director Nominations
If you would like to recommend a person for consideration as a nominee for election as a director at our 2018 annual meeting, you must comply with the advance notice provisions of the Company's Amended and Restated Bylaws. These provisions require that the Company receive your nomination at its executive offices (sent c/o Corporate Secretary) no earlier than April 3, 2018, and no later than May 3, 2018. Additional information regarding the consideration of stockholder recommendations for nominees to the Board can be found in this proxy statement under the heading "Corporate Governance—Director Qualifications and Selection Process."
Other Stockholder Proposals; Discretionary Voting on Other Stockholder Proposals
If you would like to present a proposal at our 2018 annual meeting without including it in the Company's proxy statement, you must comply with the advance notice provisions of the Company's Amended and Restated Bylaws. These provisions require that that the Company receive your proposal at its executive offices (sent c/o Corporate Secretary) no earlier than April 3, 2018, and no later than May 3, 2018. If the Company receives an eligible proposal that is not included in its proxy statement, the persons named in the Company's proxy for the 2018 annual meeting will have discretionary authority to vote on the proposal using their best judgment, subject to the provisions of Rule 14a-4(c) under the Exchange Act.
General Information
If the presiding officer at the 2018 annual meeting of stockholders determines that a stockholder proposal or stockholder director nomination was not submitted in compliance with the advance notice provisions of the Company's Amended and Restated Bylaws, the proposal or nomination will be ruled out of order and not acted upon.
The above information is only a summary of some of the requirements of the advance notice provisions of the Company's Amended and Restated Bylaws. If you would like to receive a copy of the provisions of the Company's Amended and Restated Bylaws setting forth all of these requirements, you should write to the Company's executive offices, c/o Corporate Secretary.
ANNUAL REPORT ON FORM 10-K
Vista Outdoor's Annual Report on Form 10-K for the fiscal year ended March 31, 2017, will be provided upon written request by any stockholder at no cost. The request should be submitted to Vista Outdoor, c/o Corporate Secretary, 262 North University Drive, Farmington, Utah 84025. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.
You can also obtain a copy of our Annual Report on Form 10-K, as well as other filings we make with the SEC, on our website at www.vistaoutdoor.com or on the SEC's website at www.sec.gov.

By Order of the Board of Directors,

Scott D. Chaplin Corporate Secretary
June 16, 2017

VISTA
OUTDOOR

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time one day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Vista Outdoor Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time one day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E30768-Z70188 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VISTA OUTDOOR INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Withhold
1a. Mark DeYoung	☐	☐	☐
1b. Mark Gottfredson	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

The Board of Directors recommends you vote FOR proposal 3.

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. Vote to Approve the Stockholder Proposal on the declassification of the Board of Directors	☐	☐	☐

NOTE: If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your proxy card. If you are located outside the United States, the delivery of your Proxy MUST be by INTERNET or MAIL.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

VISTA OUTDOOR INC.

Annual Meeting Admission Policy:	Admission to the Annual Meeting will be by ticket only. You may request an admission ticket by calling 801-447-3225, by emailing corporate.secretary@vistaoutdoor.com or by mailing a request to Vista Outdoor at 262 North University Drive, Farmington, UT 84025, Attn: Corporate Secretary. Seating is limited. You may pick up your ticket at the registration table prior to the meeting. Please be prepared to show your photo identification.
Annual Meeting Site:	Vista Outdoor Inc. Corporate Headquarters 262 North University Drive Farmington, UT 84025
Stockholder Inquiries:	If you are a stockholder of record, send inquiries concerning transfer of shares, lost certificates or address changes to the Company's Transfer Agent/Registrar, Computershare, P.O. Box 30170, College Station, TX 77842-3170; send overnight correspondence to Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845 (telephone toll free: 1-866-395-6416; web site: https://www.computershare.com/investor)
Investor Relations:	Inquiries from stockholders, securities analysts and others in the professional investment community should be directed to Michael Pici, Vice President, Investor Relations, Vista Outdoor Inc., 262 North University Drive, Farmington, UT 84025 (telephone: 801-447-3168; e-mail: michael.pici@vistaoutdoor.com)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

E30769-Z70188

VISTA OUTDOOR INC.

This Proxy is Solicited on Behalf of the Board of Directors

Mark W. DeYoung, Stephen M. Nolan and Scott D. Chaplin and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present at the 2017 Annual Meeting, with respect to all shares of Common Stock, $.01 par value, of Vista Outdoor Inc. standing in the name of the undersigned on the Company's books at the close of business on June 6, 2017, at the Annual Meeting of Stockholders to be held at 262 North University Drive, Farmington, Utah at 9:00 A.M., MDT, on August 1, 2017 or at any adjournment(s) or postponement(s) thereof (the "2017 Annual Meeting"), as directed on the reverse side. The undersigned acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated June 20, 2017.

The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described 2017 Annual Meeting or any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

The proxy holder is authorized to act, in accordance with his or her discretion, upon all matters incident to the conduct of the meeting and upon other matters that properly come before the 2017 Annual Meeting, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. This proxy when properly executed will be voted in the manner directed herein. If no direction is made with respect to any proposal, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed and dated on the other side

V.1.2